Scottish Re Group Limited
P.O. Box HM 2939
Crown House, Third Floor
4 Par-la-Ville Road
Hamilton HM 08, Bermuda

April 2, 2004

Dear Shareholder:

You are cordially invited to attend the Annual General Meeting of Shareholders of Scottish Re Group Limited to be held at the Fairmont Hamilton Princess, 76 Pittsbay Road, Hamilton, Bermuda, on Wednesday, May 5, 2004, at 11:00 a.m. Bermuda time.

The attached Notice of Annual General Meeting and Proxy Statement describe fully the formal business to be transacted at the Annual General Meeting. During the Annual General Meeting, shareholders will consider and vote upon the election of two Class III directors, the approval of the 2004 Equity Incentive Compensation Plan and the ratification of the appointment of Ernst & Young LLP as our independent auditors for 2004.

Certain directors and officers will be present at the Annual General Meeting and will be available to respond to any questions you may have. We hope you will be able to attend.

We urge you to review carefully the accompanying material and to return the enclosed proxy card promptly. Please sign, date and return the enclosed proxy card without delay. If you attend the Annual General Meeting, you may vote in person even if you have previously mailed a proxy.

Sincerely,
Michael C. French Chairman and Chief Executive Officer

EACH VOTE IS IMPORTANT. PLEASE ENSURE THAT YOUR VOTE COUNTS BY
COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY.

The date of this proxy statement is April 2, 2004.

The approximate date of mailing for this proxy statement and proxy card(s) is April 2, 2004.

Scottish Re Group Limited
P.O. Box HM 2939
Crown House, Third Floor
4 Par-la-Ville Road
Hamilton HM 08, Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held On May 5, 2004

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of Scottish Re Group Limited (the "Company") will be held at the Fairmont Hamilton Princess, 76 Pittsbay Road, Hamilton Bermuda, on Wednesday, May 5, 2004, at 11:00 a.m. Bermuda time for the following purposes:

1.	To elect two Class III directors to the Company's Board of Directors for terms expiring in 2007;

2.	To consider and vote upon the approval of the 2004 Equity Incentive Compensation Plan;

3.	To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for 2004; and

4.	To consider such other business as may properly come before the Annual General Meeting or any adjournments thereof.

Information concerning the matters to be acted upon at the Annual General Meeting is set forth in the accompanying Proxy Statement.

The close of business on March 10, 2004 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Annual General Meeting or any adjournments thereof. For a period of at least 10 days prior to the Annual General Meeting, a complete list of shareholders entitled to vote at the Annual General Meeting will be open for examination by any shareholder during ordinary business hours at the offices of the Company at 4 Par-la-Ville Road, Hamilton HM 08, Bermuda.

Shareholders are urged to complete, date, sign and return the enclosed proxy card in the accompanying envelope, which does not require postage if mailed in the United States. Signing and returning a proxy card will not prohibit you from attending the Annual General Meeting. Please note that the person designated as your proxy need not be a shareholder.

By Order of the Board of Directors,

Scott E. Willkomm

President

Hamilton, Bermuda
April 2, 2004

PROXY STATEMENT

i

Scottish Re Group Limited
P.O. Box HM 2939
Crown House, Third Floor
4 Par-la-Ville Road
Hamilton HM 08, Bermuda

PROXY STATEMENT
For
ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held On May 5, 2004

GENERAL QUESTIONS AND ANSWERS

Q:    When is the Proxy Statement being mailed?

A:	This Proxy Statement of Scottish Re Group Limited (the "Company," "we," "us" or "our") will first be mailed on or about April 2, 2004 to shareholders of the Company by the Board of Directors (the "Board") to solicit proxies for use at the Annual General Meeting of Shareholders.

Q:    When is the Annual General Meeting and where will it be held?

A:	The Annual General Meeting will be held on Wednesday, May 5, 2004 at 11:00 a.m. Bermuda time at the Fairmont Hamilton Princess, 76 Pittsbay Road, Hamilton Bermuda.

Q:    Who is asking for my vote at the meeting?

A:	The Board asks that you vote on the proposals listed in the Notice of the Annual General Meeting of Shareholders. The votes will be taken at the Annual General Meeting on May 5, 2004, or, if the Annual General Meeting is adjourned, at any later meeting. The Board recommends that you vote "FOR" each of the proposals.

Q:    Who may attend the Annual General Meeting?

A:	All shareholders of the Company may attend the Annual General Meeting. Shareholders entitled to attend and vote at the above meeting are entitled to appoint one or more proxies to attend and vote in their place. A proxy need not be a shareholder of the Company.

Q    Who is entitled to vote?

A:	Shareholders as of the close of business on March 10, 2004 (the "Record Date") are entitled to vote at the Annual General Meeting. Each ordinary share is entitled to one vote subject to certain adjustments that may be made under the Company's Articles of Association.

In certain circumstances, the Company's Articles of Association provide for the reduction of a shareholder's voting rights to ensure that no shareholder, other than Pacific Life Insurance Company, may have 10% or more of the voting rights outstanding. Pacific Life may not have more than 24.9% of the voting rights outstanding.

Q:    What am I being asked to vote on?

A:	You will be voting on:

1.    The election of two Class III directors to the Board for terms expiring in 2007;

2.    The approval of the 2004 Equity Incentive Compensation Plan;

3.	The ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company for 2004; and

4.	Such other business as may properly come before the Annual General Meeting or any adjournments thereof.

Q:    How do I vote?

A:	You may vote by either attending the Annual General Meeting or by appointing a proxy by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope. We encourage you to complete and send in your proxy card. If you then decide to attend the Annual General Meeting, you may revoke your proxy by voting in person.

All shares represented by valid proxies, unless the shareholder otherwise specifies, will be voted:

•	"FOR" the election of each of the two persons identified in "Proposals for Election of Directors" as nominees for election as Class III directors of the Company for terms expiring in 2007;

•	"FOR" the approval of the 2004 Equity Incentive Compensation Plan;

•	"FOR" the ratification of Ernst & Young LLP as the independent auditors of the Company for 2004; and

•	At the discretion of the proxy holders with regard to any other matter that may properly come before the Annual General Meeting.

Where a shareholder has properly specified how a proxy is to be voted, it will be voted by the proxy accordingly. The proxy may be revoked at any time by (1) providing written notice of revocation to the Company at our principal executive office or to Computershare Investor Services, 1601 Elm Street, Suite 4340, Dallas, Texas 75201 by 5:00 p.m. (Bermuda time) on April 29, 2004, or (2) attending the Annual General Meeting and voting in person.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, it is because your shares are held in more than one account. You will need to sign and return all proxy cards to insure that all your shares are voted.

Q:	Who will count the vote?

A:	Representatives of Computershare Investor Services, our transfer agent, will tabulate the votes and act as inspectors of election.

Q:	What constitutes a quorum for the Annual General Meeting?

A:	As of the Record Date, 35,361,112 ordinary shares of the Company were issued and outstanding. The presence, in person or by proxy, of members holding at least fifty percent (50%) of the issued and outstanding ordinary shares entitled to vote at the Annual General Meeting will constitute a quorum for purposes of approval of the election of directors and the ratification of appointment of our independent auditors. If you submit a properly executed proxy card, then you will be considered part of the quorum. Votes that are withheld and broker non-votes will be counted towards a quorum.

Q:	What is the required vote for election of each director?

A:	The required vote for election of each director is the affirmative vote by ordinary resolution of the holders of at least a majority of the issued and outstanding ordinary shares of the Company present and voting in person or by proxy at the Annual General Meeting.

The Company intends to conduct all voting at the Annual General Meeting by poll. In a poll, each shareholder present in person or by proxy will have one vote for each ordinary share registered in its name.

Q:	What is the required vote for approval of the 2004 Equity Incentive Compensation Plan?

A:	The required vote for approval of the 2004 Equity Incentive Compensation Plan is the affirmative vote by ordinary resolution of the holders of at least a majority of the issued and outstanding shares of the Company present and voting in person or by proxy at the Annual General Meeting, provided that the total votes cast represent over fifty percent in interest of all ordinary shares entitled to vote on the proposal, which is required under the New York Stock Exchange shareholder approval rules. For purposes of determining whether the total votes cast represent over fifty percent in interest of all securities entitled to vote, abstentions will count as votes cast and broker non-votes will not count as votes cast. The Company intends to conduct all voting at the Annual General Meeting by poll.

Q:    What is the required vote for ratification of the independent auditor?

A:	The required vote for the ratification of the independent auditor is the affirmative vote by ordinary resolution of the holders of at least a majority of the issued and outstanding ordinary shares of the Company present and voting in person or by proxy at the Annual General Meeting. The Company intends to conduct all voting at the Annual General Meeting by poll.

Q:	Who are the Company's independent auditors?

A:	The Board has selected Ernst & Young LLP as independent auditors to examine the Company's accounts for the current fiscal year. Representatives of Ernst & Young LLP will be present at the Annual General Meeting. Such representatives may make a statement if they desire to do so and will be available to answer appropriate questions.

Q:	Are there other matters to be acted upon at the Annual General Meeting?

A:	We do not know of any other matters to be presented or acted upon at the Annual General Meeting.

If any other matter is presented at the Annual General Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the proxy holders.

Q:    How much did this proxy solicitation cost?

A:	Georgeson Shareholder Communications, Inc. was hired to assist in the distribution of proxy materials and solicitation of votes at a cost of US $5,000 plus out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of ordinary shares. Our officers and regular employees may also solicit proxies, but they will not be specifically compensated for such services.

Q:	When are shareholder proposals for inclusion in the proxy statement for the 2005 Annual General Meeting due?

A:	In order to be considered for inclusion in the proxy statement for the 2005 Annual General Meeting of Shareholders, shareholder proposals must be in writing and received by December 3, 2004, by Scottish Re Group Limited, P.O. Box HM 2939, Crown House, Third Floor, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda, Attn: Secretary.

Q:	When are nominations of persons for election as Directors or shareholder proposals for presentation at the 2005 Annual General Meeting due?

A:	If you desire to submit a proposal for consideration at a meeting of shareholders, or to nominate persons for election as Directors at any meeting duly called for the election of Directors, written notice of your intent to make such proposal or nomination must be given and received by the Company Secretary at our principal executive office not later than (1) with respect to an Annual General Meeting of Shareholders, sixty (60) days prior to the anniversary date of the immediately preceding Annual General Meeting, and (2) with respect to an Extraordinary General Meeting, the close of business on the tenth (10th) day following the date on which notice of such meeting is first sent or given to shareholders. Each notice shall describe the proposal or nomination in sufficient detail for a proposal or nomination to be summarized on the agenda for the meeting and shall set forth (1) the name and address, as it appears on the books of the Company, of the shareholder who intends to make the proposal or nomination; (2) a representation that the shareholder is a holder of record of the Company's ordinary shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such proposal or nomination; and (3) the class and number of shares of the Company's ordinary shares which are beneficially owned by the shareholder.

In addition, in the case of a shareholder's proposal, the notice shall set forth the reasons for conducting such proposed business at the meeting and any material interest of the shareholder in such business.

Q:	Who can help answer my questions?

A:	If you have any questions about the Annual General Meeting you should contact our President, Scott E. Willkomm, at 441-298-4364.

PROPOSAL FOR ELECTION OF DIRECTORS
(Proposal No. 1)

The Board is presently comprised of nine directors divided into three classes: Class I, Class II and Class III. Each class consists of three directors generally elected in alternating years with each class serving for a term of three years. Directors generally serve until the Annual General Meeting of Shareholders in the year in which their term expires or until a successor is elected and qualified.

Proposal No. 1

Michael C. French and Hazel R. O'Leary have been nominated for election as Class III directors. Mr. French has been a director since 1998 and Chairman of the Board since 2000. Ms. O'Leary was first elected as a Class III director in February 2001 to fill a vacancy created by the increase in the size of the Board to nine directors. In accordance with our Articles of Association, since Ms. O'Leary was initially elected by our Board and not our shareholders she was required to stand for election by our shareholders at our 2002 Annual General Meeting. Ms. O'Leary was formally elected by our shareholders to serve the remainder of the term of a Class III director expiring at our Annual General Meeting of Shareholders in 2004. Upon election, each of Mr. French and Ms. O'Leary will serve for a three year term expiring at the Annual General Meeting of Shareholders in 2007 or until his or her successor is elected and qualified. Khanh T. Tran became a director in December 2001 in connection with our acquisition of Scottish Re Holdings Limited, formerly known as World-Wide Holding Limited, from Pacific Life. However, Mr. Tran has decided to not seek re-election as a Class III director for another term. We are currently searching for a candidate to fill this vacancy in our Board. In accordance with our Articles of Association, since the vacancy will be filled by our Board and not our shareholders, the replacement must be elected by the shareholders at the following Annual General Meeting. Upon election, such director will serve the remainder of the term of the Class III directors, expiring at the Company's Annual General Meeting of shareholders in 2007 or until his or her successor is elected and qualified.

Vote Required

In order to be elected a director, each of the above nominees must receive the affirmative vote by ordinary resolution of the holders of at least a majority of the issued and outstanding ordinary shares of the Company present and voting in person or by proxy. Votes that are withheld, abstentions and broker non-votes will be deemed present and entitled to vote but will not be counted as a vote for or against the election of each director, and therefore will not have the effect of a vote against the election of each director. The Company intends to conduct all voting at the Annual General Meeting by poll.

THE BOARD RECOMMENDS VOTING "FOR" THE ELECTION OF EACH OF THE
NOMINEES FOR CLASS III DIRECTOR.

All the nominees have indicated their willingness to serve as members of the Board if elected; however, in case any nominee becomes unavailable for election to the Board for any reason not presently known or contemplated, the proxy holders have discretionary authority to vote the proxy for a substitute nominee or nominees. The following sets forth information as to the nominees for election at the Annual General Meeting and each of the directors whose term of office will continue after the Annual General Meeting, including their ages, present principal occupations, other business experiences during the last five years, membership on committees of the Board and directorships in other publicly-held companies.

Current Board Members

Name	Age	Position	Year Term Expires
Class III nominees for terms ending in 2007:
Michael C. French (4)	61	Director (Chairman)	2004
Hazel R. O'Leary (1)(3)(4)	66	Director	2004
Continuing Directors:
Bill Caulfeild-Browne (1)(2)(3)	59	Director	2005
Robert M. Chmely (1)(3)(4)	69	Director	2005
Glenn S. Schafer (2)(4)	54	Director	2005
Michael Austin (1)(2)(3)	68	Director	2006
Lord Norman Lamont (2)(3)	61	Director	2006
Scott E. Willkomm (4)	38	Director	2006

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Corporate Governance Committee.
(4)	Member of the Finance and Investment Committee.

Michael Austin has served as a director since October 1998. Mr. Austin retired in 1992 as the Managing Partner of the Cayman Islands office of KPMG Peat Marwick, an international accounting and consulting firm. Mr. Austin was a partner resident in the Cayman Islands office for over 20 years. Since 1992, Mr. Austin has been self-employed as a chartered accountant. Mr. Austin currently serves as the Chairman of the Cayman Islands Monetary Authority.

Bill Caulfeild-Browne has served as a director since June 1999. Mr. Caulfeild-Browne was the Chief Operating Officer (U.S.) for Swiss Re Life and Health of America from 1996 to 1998. He was Chief Operating Officer and a director of The Mercantile and General Reinsurance Company, U.S., from 1990 to 1996, Senior Vice President from 1986 to 1990 and Vice President, Marketing from 1981 to 1986. He served on several other Mercantile and General boards in the USA and Canada, both in Life and Property Casualty. He was Chairman of the Research Council of the Life Office Management Association from 1993 to 1997, and served concurrently as a Member of LOMA's Board of Directors. He is presently Vice-Chairman for The Nature Conservancy of Canada in Ontario as well as sitting on other not-for-profit boards.

Robert M. Chmely has served as a director since October 1998. Mr. Chmely retired from The Prudential Insurance Company of America in November 1997. From December 1995 to November 1997, Mr. Chmely was President of Prudential Asset Management Group, the corporate pension business of The Prudential Insurance Company of America, and from December 1994 to December 1995, he was Chief Financial Officer of Prudential Asset Management Group. From December 1990 to December 1994, Mr. Chmely served as Senior Managing Director of Portfolio Management at The Prudential Insurance Company of America. He is a Fellow of the Society of Actuaries and a Chartered Financial Analyst.

Michael C. French has served as a director and Chief Executive Officer of the Company since May 1998, and served as our President from May 1998 to March 2000. Mr. French has also been Chairman of the Board since March 2000. He was a Managing Director of Maverick Capital, Ltd. From 1993 to 1996, and a consultant to the law firm of Jones, Day, Reavis & Pogue from 1995 to January 2000. From 1996 to May 1998, Mr. French was a Managing Director of The Scottish Annuity Company (Cayman) Ltd. He was a director of Sterling Software, Inc. from July 1992 until its acquisition by another company in March 2000 and a director of Michaels Stores, Inc., a national specialty retail chain, from 1992 to August 2000. Mr. French was a partner with the law firm of Jackson & Walker, L.L.P. from 1976 through 1995. Mr. French received a B.B.A. and J.D. from Baylor University.

Lord Norman Lamont has served as a director since December 2001. From 1990 to 1993, Lord Lamont served as Chancellor of the Exchequer (Treasury Secretary), chairing the G7 group of Finance Ministers and the European Union Finance Ministers. Lord Lamont served as a Conservative Member of Parliament from 1972 to 1993, served as a Minister in the Departments of Energy, Trade & Industry,

Defense and Treasury from 1979 to 1997, and became a member of the British House of Lords in 1998. Lord Lamont currently serves as a director of the Balli Group plc, a commodities trading company that specializes in steel, petrochemicals and non-ferrous metals. He also is an advisor to Rotch Property Group Ltd., one of Britain's largest private property companies. He also is a director of Compagnie Internationale de Participations Bancaires et Financieres, Banca Commerciala Robank, European Growth and Income Trust, and Jupiter Finance and Income Trust. He is Chairman of the East European Food Fund. Lord Lamont previously was a director of N.M. Rothschild & Sons Ltd. for whom he worked for more than 15 years.

Hazel R. O'Leary has served as a director since February 2001. Ms. O'Leary is the President of O'Leary & Associates, Inc., an energy consulting firm with a diverse mix of domestic and international energy producers and consumers as clients. Ms. O'Leary was the President and Chief Operating Officer of Blaylock & Partners, an investment banking firm, from 1997 to 2002. From 1993 to 1997, Ms. O'Leary served as United States Secretary of Energy, and from 1977 to 1981 served as Administrator and Deputy Administrator of the Department of Energy's Economic Regulatory Administration. Ms. O'Leary serves as a director on the boards of UAL Inc., the parent of United Airlines; AES Corporation, a global independent power producer; and Alchemix Corporation, an energy technology company. Ms. O'Leary also serves as a director on the nonprofit boards of the World Wildlife Fund, Morehouse College, and The Andrew Young Center of International Development.

Glenn S. Schafer became a director in December 2001 in connection with our acquisition of World-Wide Holdings from Pacific Life. Since January 1995, Mr. Schafer has been President of Pacific Life Insurance Company. Mr. Schafer is a member of the board of directors of Court Appointed Special Advocates (CASA). Mr. Schafer graduated, magna cum laude, from Michigan State University with a Bachelor of Science degree in accounting. He received an MBA in finance, summa cum laude, from the University of Detroit in 1976 and is a CPA.

Scott E. Willkomm has served as a director since June 2000, and as our President since March 2000. He also served as the Company's Chief Financial Officer from September 2000 to April 2002. Mr. Willkomm was a Managing Director of Prudential Securities Incorporated from March 1999 to March 2000 and a Director from July 1996 to February 1999. Mr. Willkomm served as a Senior Vice President of Oppenheimer & Co., Inc. from May 1995 to July 1996 and a Vice President from March 1992 to April 1995. He is a graduate of Bowdoin College.

Executive Officers

Name	Age	Position
Michael C. French	61	Chief Executive Officer
Scott E. Willkomm	38	President
Oscar R. Scofield	63	Chief Executive Officer, Scottish Re (U.S.), Inc.
David Huntley	42	Chief Executive Officer, Scottish Re Holdings Limited
Thomas A. McAvity, Jr.	62	Executive Vice President and Chief Investment Officer
Elizabeth Murphy	50	Executive Vice President and Chief Financial Officer
Clifford J. Wagner	45	Executive Vice President and Chief Actuary
Paul Goldean	37	Executive Vice President and General Counsel

Thomas A. McAvity, Jr. has served as Executive Vice President and Chief Investment Officer since September 2000. Mr. McAvity's investment management career spans 30 years and all major asset classes. From 1996 to 2000, he was Vice President-Asset Liability Management with Allstate Life Insurance Company in Northbrook, Illinois. From 1989 to 1996, he was Vice President-Quantitative Research in the investment management subsidiary of Lincoln National Corporation. Prior to that, he held positions at Alex. Brown & Sons, Inc. and B. F. Saul Company. He is a graduate of Yale University and holds an MBA from Harvard Business School.

Elizabeth Murphy has served as Executive Vice President and Chief Financial Officer since April 2002. She is responsible for the day-to-day financial operations of the Company and its subsidiaries. From January 2001 to March 2002, Ms. Murphy was the Treasurer at ACE Limited. From December 1993 through December 2000 she served as the Chief Financial Officer of ACE Tempest Reinsurance Ltd.

Prior to joining ACE Tempest Reinsurance Ltd., she served in Senior Audit Manager positions with PricewaterhouseCoopers in Bermuda and London. Ms. Murphy is a graduate of the University of Southampton in England and a member of the Institute of Chartered Accountants in England and Wales.

David Huntley has served as Chief Executive Officer of Scottish Re Holdings Limited since May 2003. Prior to joining Scottish Re Holdings Limited, Mr. Huntley served as Chief Executive Officer of Swiss Re Life & Health Australia Ltd. from September 2000 to March 2003. From February 1999 to September 2000 he served as Technical Operations Manager, Swiss Re Life & Health Australia Ltd. and from February 1997 to February 1999 as Business Manager, Swiss Re Life & Health Australia Ltd. Prior to his employment with Swiss Re, Mr. Huntley served as Directeur Général of Mercantile and General Gestion de Reassurance SA, Paris and held positions with Prudential Financial Services and the National Provident Institution. Mr. Huntley holds a B.A. degree (honors) in Mathematics & Statistics from York University. He is a Fellow of the Institute of Actuaries.

Oscar R. Scofield has served as Chairman and Chief Executive Officer of Scottish Re (U.S.), Inc. since February 2003. He joined Scottish Re (U.S.), Inc. as its President and Chief Operating Officer in September 2000. During the period immediately prior to joining Scottish Re (U.S.), Inc. he was a co-owner of the Chapfield Corporation from July 1995 to September 2000, providing expert witness opinions and consulting and intermediary services to many large insurance and reinsurance companies. Mr. Scofield has 37 years of experience in the insurance business. He has held senior management positions at General Electric Capital Corp., Transamerica Reinsurance Company and General Re Corporation where he served as President, Chief Executive Officer and a director of the General Reassurance Corporation. He is a graduate of Wartburg College where he currently serves as a member of the Board of Regents.

Clifford J. Wagner has been Executive Vice President and Chief Actuary since January 2002. Mr. Wagner served as Executive Vice President and Chief Actuary, Risk Management of Scottish Re (U.S.), Inc. from December 1999 to December 2001. Prior to joining Scottish Re (U.S.), Inc., Mr. Wagner spent four years as a marketing actuary with Transamerica Reinsurance Company from November 1995 to December 1999. His 20-year career in the actuarial profession includes 10 years with Time Insurance (now part of the Fortis Group) and three years with the Hartford Insurance Group. Mr. Wagner holds a B.S. degree in actuarial mathematics from the University of Wisconsin, Madison. He is a Fellow of the Society of Actuaries (FSA), a Member of the American Academy of Actuaries (MAAA) and also has earned Chartered Life Underwriter (CLU), Chartered Financial Consultant (ChFC) and Fellow Life Management Institute (FLMI) designations.

Paul Goldean has been Executive Vice President and General Counsel since February 2004. He joined the Company in February 2002 as its Senior Vice President and General Counsel. Prior to joining the Company, Mr. Goldean worked at Jones, Day, Reavis & Pogue from March 2000 to February 2002 where, among other things, he acted as outside counsel to the Company. From 1997 to 2000, Mr. Goldean worked with the law firm of Strasburger & Price, L.L.P. Mr. Goldean received his B.B.A. from the University of Texas at El Paso and his J.D. from Southern Methodist University.

BOARD MEETINGS AND COMMITTEES

The Board met six times during fiscal year 2003. Each of the individual Board committees held separate meetings during fiscal year 2003. Overall attendance at board and committee meetings was approximately 95%. The Board has adopted the New York Stock Exchange's standards for determination of director independence. In 2003, the Board concluded that the following directors are independent in accordance with the director independence standards of the New York Stock Exchange, and it has also determined that none of them has a material relationship with the Company that would impair their independence from management or otherwise compromise his ability to act as an independent director: Michael Austin, Bill Caulfeild-Browne, Lord Lamont, Hazel O'Leary, Glenn Schafer and Khanh Tran. Accordingly, the majority of the Board is comprised of independent directors. Directors are encouraged to attend the Company's Annual General Meeting of shareholders. All nine (9) directors attended the 2003 Annual General Meeting of shareholders held on May 5, 2003.

The Board had four standing committees in fiscal year 2003: the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Finance and Investment Committee. The Board approved the creation of the Corporate Governance Committee at its February 10, 2003 meeting.

•	The Audit Committee (1) recommends to the Board annually, and at other appropriate times, the firm of certified public accountants to be retained as our independent accountants and, in connection therewith, reviews the professional services to be provided by the independent accountants and the proposed fees therefore, and the independence of such firm from our management, considering, among other things, non-auditing services to be provided by the independent accountants; (2) reviews with the independent accountants their plans for and scope of their annual audit and other examinations; (3) reviews with the independent accountants the report of their annual audit, or proposed report of their annual audit, the accompanying management letter, if any, and the reports of the results of such other examinations that they may undertake; (4) reviews with our appropriate officers and the independent accountants the annual financial statements; (5) reviews with the appropriate officers our ongoing audit activities, examinations, and the results thereof; (6) reviews with the appropriate officers and the independent accountants the adequacy of our internal accounting controls, auditing procedures, and practices and its financial, auditing, and accounting organizations and personnel; (7) reviews with the appropriate officers any recommendations made by the independent accountants, as well as such other matters, if any, as such persons may desire to bring to the attention of the Audit Committee; and (8) reviews such other matters in relation to our accounting, auditing, and financial reporting practices and procedures as the Audit Committee may deem desirable in connection with the review function described above. In fiscal year 2003, the Audit Committee members were Michael Austin, Bill Caulfeild-Browne, Robert M. Chmely, Hazel R. O'Leary, and Khanh T. Tran. The Audit Committee met four times during fiscal year 2003. As previously discussed, Mr. Tran has decided not to seek re-election and will no longer be a member of the Audit Committee. The Board, in its business judgment, has determined that all of the members of the Audit Committee are "independent," as defined in Section 303A.02 and 303A.06 of the New York Stock Exchange's listing standards and as required under Rule 10(a)(3) of the Securities Exchange Act of 1934. The Audit Committee has determined that Michael Austin qualifies as an "audit committee financial expert" under the rules of the Securities and Exchange Commission.

•	The Compensation Committee met four times during fiscal year 2003. The Compensation Committee oversees the administration of the Company's Second Amended and Restated 1998 Stock Option Plan, the 1999 Stock Option Plan, the Harbourton Employee Options and the 2001 Stock Option Plan (collectively "Option Plans"). The Compensation Committee (1) recommends the Company's compensation policies and procedures to the Board; (2) reviews performance of Company officers; (3) approves base salary levels; and (4) oversees the administration of the Option Plans and other incentive compensation plans. The Compensation Committee members are Michael Austin, Bill Caulfeild-Browne, Lord Norman Lamont and Glenn S. Schafer. The Board, in its business judgment, has determined that all of the members of the Compensation Committee are "independent," as defined in Section 303A.06 of the New York Stock Exchange's listing standards.

•	The Corporate Governance Committee held its initial meeting on February 10, 2003. Prior to that date, the full Board performed all the duties of the Corporate Governance Committee. The Corporate Governance Committee (1) identifies and makes recommendations to the Board on individuals qualified to serve as Board members; (2) develops and recommends to the Board corporate governance guidelines applicable to the Company; (3) takes a leadership role in shaping the corporate governance of the Company; (4) reviews and recommends the renomination of incumbent directors; (5) reviews and recommends committee appointments; (6) leads the Board in its annual review of the Board's performance; and (7) performs other related tasks, such as studying the size, committee structure, and meeting frequency of the Board. In addition, the Corporate Governance Committee develops and reviews background information for candidates for the Board, including those recommended by shareholders, and makes recommendations to the Board regarding such candidates. Any shareholder wishing to propose a nominee to the Board should submit a recommendation in writing to the Company's Secretary, indicating the nominee's qualifications and other relevant information and providing confirmation of the nominee's consent. In fiscal year 2003, the Corporate Governance Committee members were Lord Norman Lamont, Hazel R. O'Leary, Robert M. Chmely, Michael Austin, Bill Caulfeild-Browne, Glenn S. Schafer and Khanh T. Tran. The Corporate Governance Committee met four times during fiscal year 2003. The Board, in its business judgment, has determined that all of the members of the Corporate Governance Committee are "independent," as defined in Section 303A.06 of the New York Stock Exchange's listing standards. The Corporate Governance Committee operates pursuant to a written charter, attached as Annex A, a copy of which may also be found on our website at www.scottishre.com.

In carrying out its function to nominate candidates for election to the Board, the Corporate Governance Committee considers a mix of skills, experience, character, commitment, and diversity of background, all in the context of the requirements of the Board at that point in time. The Corporate Governance Committee believes that each candidate should be an individual who has demonstrated integrity and ethics in such candidate's personal and professional life, have an understanding of elements relevant to the success of a publicly-traded company and have established a record of professional accomplishment in such candidate's chosen field. Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board, and not have other personal or professional commitments that would, in the Corporate Governance Committee's judgment, interfere with or limit such candidate's ability to do so. Each candidate should also be prepared to represent the best interests of our shareholders and not just one particular constituency. Additionally, in determining whether to recommend a director for re-election, the Corporate Governance Committee also considers the director's past attendance at Board and Committee meetings and participation in and contributions to the activities of the Board. The Corporate Governance Committee has no stated specific, minimum qualifications that must be met by a candidate for a position on our Board.

The Corporate Governance Committee's methods for identifying candidates for election to the Board (other than those proposed by our shareholders, as discussed below) include the solicitation of ideas for possible candidates from a number of sources—members of the Board; our executives; individuals personally known to the members of the Board; and other research, including database and Internet searches. The Corporate Governance Committee may also from time to time retain one or more third-party search firms to identify suitable candidates.

Any of our shareholders may nominate one or more persons for election as a director at the annual meeting of shareholders if the shareholder complies with the notice, information and consent provisions contained in our Articles of Association. In addition, the notice must include any other information required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. The Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

•	The Finance and Investment Committee establishes and monitors the Company's investment policies, the performance of the Company's investment managers and the Company's banking and/or financing relationships. The Finance and Investment Committee members are Robert M. Chmely, Michael C. French, Hazel R. O'Leary, Glenn S. Schafer and Scott E. Willkomm. The Finance and Investment Committee met six times during fiscal year 2003.

Shareholders who wish to communicate with the Board or a particular director may send a letter to the Secretary of the Company at Scottish Re Group Limited, P.O. Box HM 2939, Crown House, Third Floor, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda. The mailing envelope must clearly identify the correspondence as a "Shareholder-Board Communication" or "Shareholder-Director Communication." All such letters must identify the author as a shareholder and clearly state whether the intended recipients are members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

The following table sets forth the beneficial ownership of our ordinary shares by all persons who beneficially own 5% or more of the ordinary shares, by each director and named executive officer and by all directors, director nominees and executive officers as a group as of March 10, 2004.

Number of Percent of Name and Address of Beneficial Owners (1)	Number of Shares	Percent of Class
Michael Austin (3)	20,000	*
Bill Caulfeild-Browne (3)	30,000	*
Robert M. Chmely (3)	25,200	*
Michael C. French (2)(3)	961,500	2.7%
Paul Goldean (3)	14,509	*
David Huntley (3)	20,000	*
Lord Norman Lamont (3)	14,000	*
Thomas A. McAvity, Jr. (3)	92,600	*
Elizabeth A. Murphy (3)	40,000	*
Hazel R. O'Leary (3)	18,700	*
Glenn S. Schafer (4)	—	*
Khanh T. Tran (4)	—	*
Oscar R. Scofield (3)	132,179	*
Clifford Wagner (3).	89,852	*
Scott E. Willkomm (3) ..	466,159	1.3%
Pacific Mutual Holding Company (5)	3,007,380	8.5%
Boston Partners Asset Management, LLC (6)	2,052,445	5.8%
Wellington Management Company, LLP (7)	3,466,110	9.8%
T. Rowe Price Associates, Inc. (8)	3,385,836	9.6%
All directors, director nominees and executive officers as a group (fifteen persons)	1,924,699	5.4%

*	Less than 1%
(1)	Except as otherwise indicated, the address for each beneficial owner is c/o Scottish Re Group Limited, P.O. Box HM 2939, Crown House, Third Floor, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda.
(2)	Includes (i) 227,000 ordinary shares and 200,000 ordinary shares issuable upon the exercise of Class A warrants beneficially owned by an irrevocable trust of which Mr. French and certain family members are beneficiaries and (ii) 266,667 ordinary shares issuable upon the exercise of options beneficially owned by an irrevocable trust of which Mr. French and certain family members are beneficiaries. Mr. French disclaims beneficial ownership of such ordinary shares. Includes 84,583 ordinary shares issuable upon the exercise of options exercisable within 60 days and 150,000 ordinary shares issuable upon the exercise of Class A warrants exercisable within 60 days.
(3)	Does not include ordinary shares issuable upon exercise of stock options not exercisable within 60 days.
(4)	In accordance with Pacific Life's policy prohibiting Pacific Life executives from receiving direct, personal benefits from Pacific Life investments, Glenn S. Schafer and Khanh T. Tran each transferred 16,000 ordinary shares issuable upon exercise of stock options to Pacific Life.
(5)	Based on a Schedule 13D filed by Pacific Mutual Holding Company with the Securities and Exchange Commission on January 11, 2002. The number is adjusted for the purchase by the Company from Pacific Life of 1,525,000 ordinary shares pursuant to a Share Purchase Agreement dated July 3, 2003. The address of Pacific Mutual Holding Company is 700 Newport Center Drive, Newport Beach, CA 92660-6397. The directors of Pacific Mutual Holding Company are Richard M. Ferry, Donald E. Guinn, Allen W. Mathies, Jr., Donn B. Miller, Susan Westerberg Prager, Richard M. Rosenberg, Glenn S. Schafer, Thomas C. Sutton, James R. Ukropina and Khanh T. Tran, all of whom disclaim beneficial ownership of the shares of the Company owned by Pacific Mutual Holding Company, except to the extent of their pecuniary interest therein.
(6)	Based on a Schedule 13G/A filed by Boston Partners Asset Management, LLC with the Securities and Exchange Commission on February 10, 2004. The address of Boston Partners Asset Management, LLC is 28 State Street, 20th Floor, Boston, MA 02109.
(7)	Based on a Schedule 13G/A filed by Wellington Management Company, LLP with the Securities and Exchange Commission on February 13, 2004. The address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.
(8)	Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. with the Securities and Exchange Commission on February 13, 2004. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 31, 2001, the Company completed the acquisition of all of the issued and outstanding shares of Scottish Re Holdings Limited from Pacific Life, pursuant to a Share Purchase Agreement between the Company and Pacific Life, which we refer to as the Share Purchase Agreement, dated as of August 6, 2001, as amended. As a result of the acquisition, Scottish Re Holdings Limited became a wholly owned subsidiary of the Company, and Pacific Life received 4,532,380 of our ordinary shares. In connection with the Share Purchase Agreement, the Company entered into a Stockholder Agreement with Pacific Life, providing that as long as Pacific Life owned not less than 15% of our issued and outstanding ordinary shares, Pacific Life had the right to nominate 20% of the persons for election or reelection to the Board. In addition, as long as Pacific Life owned not less than 10%, but not more than 15%, of our issued and outstanding ordinary shares, Pacific Life had the right to nominate one person for election or reelection to the Board. As long as Pacific Life owned not less than 15% of our issued and outstanding ordinary shares, we had agreed that at least one of Pacific Life's nominees to the Board will serve on our Audit, Compensation, and Finance and Investment Committees. Mr. Schafer, the President of Pacific Life, and Mr. Tran, the Executive Vice President and Chief Financial Officer of Pacific Life, were appointed as directors by the Board in December 2001 and were elected by shareholders in May 2002 as Class I and Class III directors respectively. Mr. Tran will not seek re-election as a Class III director. In addition, because Pacific Life currently holds less than 10% of our issued and outstanding ordinary shares, it no longer has the right to nominate persons for election or reelection to the Board.

MANAGEMENT COMPENSATION

Summary Compensation Table

The following table includes certain summary information concerning the compensation awarded to, earned by or paid for services rendered in all capacities during 1999, 2000, 2001, 2002 and 2003 by the Company's Chief Executive Officer and the four most highly compensated executive officers who were serving as executive officers at the end of 2003.

		Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus		Other Annual Compensation(1)		Shares Underlying Options/SARs(2)	All Other Compensation(3)
Michael C. French (4)	2003	$600,000	$300,000	(5)	$0		0	$78,903	(6)
	2002	600,000	400,000		0		100,000	13,928
	2001	500,000	300,000		0		0	15,254
	2000	500,000	250,000		0		0	12,348
	1999	450,000	40,000		0		125,000	0

Scott E. Willkomm (7)	2003	510,000	300,000	(8)	0		0	67,784	(9)
	2002	510,000	400,000		0		25,000	29,727
	2001	408,000	250,000		0		75,000	89,209
	2000	335,565	175,000		0		400,000	134,341

Oscar R. Scofield (10)	2003	350,000	100,000	(11)	0		0	70,268	(12)
	2002	300,000	200,000		0		0	36,250
	2001	250,000	175,000		0		40,000	28,202
	2000	77,025	125,000		0		75,000	13,086

Thomas A. McAvity, Jr. (13)	2003	275,000	100,000	(14)	120,000	(15)	0	73,710	(16)
	2002	262,500	90,000		57,000		0	55,858
	2001	250,000	75,000		0		15,000	42,375
	2000	84,769	85,000		0		75,000	10,334

Elizabeth Murphy (17)	2003	275,000	110,000	(18)	$150,000	(19)	0	70,205	(20)
	2002	206,250	225,000	(21)	112,500		100,000	53,672

(1)	Perquisites and personal benefits furnished to the named executive officers that do not meet the disclosure thresholds established under the Securities and Exchange Commission regulations are not included in this column.
(2)	Stock options granted prior to January 1, 2002 vest one-third each year commencing on the first anniversary of the grant, and stock options granted after January 1, 2002 vest one-fifth each year commencing on the first anniversary of the grant.
(3)	Includes contributions on behalf of the named executive officers under the 401(k) plan, pension contributions and specified premiums paid by the Company for certain life, health and disability insurance arrangements covering the named executive officers.
(4)	Mr. French became Chief Executive Officer as of May, 1998. Effective April 6, 2000, Mr. French became Chairman of the Board.
(5)	Mr. French's incentive bonus was approved by the Compensation Committee on February 11, 2004.
(6)	Represents pension contributions in the amount of $60,049, club membership dues in the amount of $5,493 and life, health and disability insurance expenses in the amount of $13,361.
(7)	Mr. Willkomm became President on March 8, 2000.
(8)	Mr. Willkomm's incentive bonus was approved by the Compensation Committee on February 11, 2004.
(9)	Represents pension contributions in the amount of $51,049, club membership dues in the amount of $1,257 and life, health and disability insurance expenses in the amount of $15,478.

(10)	Mr. Scofield became Chairman and Chief Executive Officer of Scottish Re (U.S.), Inc. on February 10, 2003 and served previously as President and Chief Operating Officer of Scottish Re (U.S.), Inc. since September 2000.
(11)	Mr. Scofield's incentive bonus was approved by the Compensation Committee on February 10, 2004.
(12)	Represents 401(k) and pension contributions in the amount of $56,521 and life, health and disability insurance expenses in the amount of $13,747.
(13)	Mr. McAvity became Executive Vice President and Chief Investment Officer on August 18, 2000.
(14)	Mr. McAvity's incentive bonus was approved by the Compensation Committee on February 11, 2004.
(15)	Includes $120,000 housing allowance as provided under Mr. McAvity's employment agreement.
(16)	Represents pension contributions in the amount of $48,500, club membership dues in the amount of $135 and life, health and disability insurance expenses in the amount of $25,075.
(17)	Ms. Murphy became Executive Vice President and Chief Financial Officer on April 1, 2002.
(18)	Ms. Murphy's incentive bonus was approved by the Compensation Committee on February 11, 2004.
(19)	Includes $150,000 housing allowance as provided under Ms. Murphy's employment agreement.
(20)	Represents pension contributions in the amount of $52,500, club membership dues in the amount of $1,800 and life, health, and disability insurance expenses in the amount of $15,905.
(21)	Ms. Murphy received a signing bonus of $125,000 upon execution of her employment agreement in 2002. The reported amount also includes Ms. Murphy's 2002 incentive bonus which was approved by the Compensation Committee on February 10, 2003.

Options Granted During Fiscal Year 2003

The following table provides information related to options granted to the named executive officers during fiscal year 2003.

	Individual Grants				Potential Realized Value at Assumed Annual Rate of Common Share Price Appreciation for Option Term
Name	Number of Common Shares Underlying Options Granted	Percent of Total Options Granted to Employees	Exercise Price Per Share	Expiration Date	0%	5%	10%
Michael C. French	0	0	0	—	—	—	—
Scott E. Willkomm	0	0	0	—	—	—	—
Oscar R. Scofield	0	0	0	—	—	—	—
Thomas A. McAvity, Jr.	0	0	0	—	—	—	—
Elizabeth A. Murphy	0	0	0	—	—	—	—

(1)	The stock options issued after January 1, 2002 are exercisable in five equal installments commencing the first anniversary of their issuance.
(2)	The potential realizable value columns of the table above illustrate the value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the price of the ordinary shares over the terms of the options. The use of the assumed 5% and 10% returns is established by the Securities and Exchange Commission and is not intended by the Company to forecast possible future appreciation of the price of the ordinary shares.

Options Exercised During Fiscal Year 2003 and Fiscal Year-End Option Values

The following table provides information, for each of the named executive officers, regarding the exercise of options during 2003 and unexercised options held as of December 31, 2003.

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options/SARs December 31, 2003				Value of Unexercised In-the-Money Options/SARs at December 31, 2003
			Exercisable		Unexercisable		Exercisable	Unexercisable
Michael C. French	31,250	$593,756	53,333	*	80,000	*	$262,265	$278,400
Scott E. Willkomm	32,500	653,250	405,000		45,000		4,910,650	235,975
Oscar R. Scofield	—	—	106,667		33,333		1,097,119	158,331
Thomas A. McAvity, Jr.	—	—	85,000		5,000		950,050	33,275
Elizabeth Murphy	—	—	20,000		80,000		45,000	180,000

*	Does not include 266,667 options transferred in 2000 to an entity owned by a family trust controlled by an independent trustee and established for the benefit of Mr. French and certain family members. Mr. French disclaims beneficial ownership of such options and the underlying ordinary shares. Also does not include 193,750 options transferred pursuant to a divorce agreement.

Equity Compensation Plan Information

The following table provides information as of December 31, 2003 with respect to the Company's equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a	)	(b	)	(c	)
Equity compensation plans approved by security holders(1)	588,800		$18.18		43,000
Equity compensation plans not approved by security holders(2)	2,498,517		$12.23		62,892
Total	3,087,317		$13.36		105,892

(1)	Includes the 2001 Stock Option Plan.
(2)	Includes the Second Amended and Restated 1998 Stock Option Plan, 1999 Stock Option Plan and Harbourton Employee Options.

The equity plans set forth below have not been approved by the Company's shareholders. The Second Amended and Restated 1998 Stock Option Plan was implemented in connection with the Company's initial public offering in November 1998. The 1999 Stock Option Plan and Harbourton Employee Options are broad-based plans that were not required by rules applicable at the time the plans were put in place to be approved by the shareholders.

Second Amended and Restated 1998 Stock Option Plan.    The plan became effective June 18, 1998. The plan provides for grants of nonqualified stock options to officers, employees, directors, advisors and consultants of the Company and its subsidiaries. The plan provides for automatic annual grants of 2,000 nonqualified stock options to non-employee directors. Grants to other participants are made at the discretion of the Compensation Committee. The plan requires that options be granted at not less than fair market value on the date of grant. Except with respect to the automatic grants to non-employee directors, which are fully vested at grant, options under the plan originally vested in tranches with one-third vesting on each of the first three anniversaries of the date of grant. Pursuant to a Compensation Committee resolution, all option grants after January 1, 2002 vest in tranches with one-fifth vesting on each of the first five anniversaries of the date of grant. The participants' options agreements may provide for accelerated vesting of options upon a change in control of the Company. Options granted under the plan have a maximum term of 10 years.

The plan is administered by the Compensation Committee. The plan may be amended or terminated at any time, but no termination of the plan may adversely affect the rights of participants under prior awards. The plan provides that the exercise price and number of shares subject to outstanding options will be appropriately adjusted upon a stock split, stock dividend, recapitalization, combination, merger, consolidation, liquidation, or similar transaction involving a change in the Company's capitalization. The maximum number of shares that could be issued under the plan is 1,600,000 shares.

1999 Stock Option Plan.    The plan became effective December 20, 1999. The plan provides for grants of nonqualified stock options to officers, employees, directors, advisors and consultants of the Company and its subsidiaries. The plan provides for automatic annual grants of 2,000 nonqualified stock options to non-employee directors. Grants to other participants are made at the discretion of the Compensation Committee. The plan requires that options be granted at not less than fair market value on the date of grant. Except with respect to the automatic grants to non-employee directors, which are fully vested at grant, options under the plan originally vested in tranches with one-third vesting on each of the first three anniversaries of the date of grant. Pursuant to a Compensation Committee resolution, all option grants after January 1, 2002 vest in tranches with one-fifth vesting on each of the first five anniversaries of the date of grant. The participants' options agreements may provide for accelerated vesting of options upon a change in control of the Company. Options granted under the plan have a maximum term of 10 years.

The plan is administered by the Compensation Committee. The plan may be amended or terminated at any time, but no termination of the plan may adversely affect the rights of participants under prior awards. The plan provides that the exercise price and number of shares subject to outstanding options will be appropriately adjusted upon a stock split, stock dividend, recapitalization, combination, merger, consolidation, liquidation, or similar transaction involving a change in the Company's capitalization. The maximum number of shares that could be issued under the plan is 750,000 shares.

Harbourton Employee Options.    The plan became effective December 20, 1999. The plan provides for grants of nonqualified stock options to officers, employees, directors, advisors and consultants of the Company and its subsidiaries. These options originally vested in tranches with one-third vesting on each of the first three anniversaries of the date of grant, provided that vesting is accelerated upon a change in control (as defined in the option agreements). Pursuant to a Compensation Committee resolution, all option grants after January 1, 2002 vest in tranches with one-fifth vesting on each of the first five anniversaries of the date of grant. The options generally expire seven years from the date of grant, although they may expire earlier if the employee dies, retires, becomes permanently disabled or otherwise leaves the employ of the Company (in which case the options expire at various times ranging from 60 days to 2 years). The option agreements provide that the exercise price and number of shares subject to outstanding options will be appropriately adjusted upon a stock split, stock dividend, recapitalization, combination, merger, consolidation, liquidation, or similar transaction involving a change in the Company's capitalization.

The Plan is administered by the Compensation Committee. The plan may be amended or terminated at any time, unless such termination would adversely effect the rights of the participants under prior awards. The plan provides that the exercise price and number of shares, subject to outstanding options will be appropriately adjusted upon a stock split, stock dividend, recapitalization, combination, merger, consolidation, liquidation or similar transactions involving a change in the Company's capitalization. The maximum number of shares that could be issued under the plan is 750,000.

Compensation of Directors

Directors who are also our employees are not paid any fees or additional compensation for services as members of our Board or any committee thereof. Non-employee directors receive cash in the amount of $25,000 per annum and $3,000 per Board or committee meeting attended. In addition, the chairman of the Audit Committee receives a fee of $5,000 per meeting and the chairman of each of the other committees receives a fee of $3,500 per meeting. Pursuant to internal policies at Pacific Life, which forbid its officers from being compensated for taking Board positions in companies in which Pacific Life has an ownership interest, the compensation of Mr. Schafer and Mr. Tran is paid directly to Pacific Life. On May 5, 2003, each non-employee director was granted an option to purchase 2,000 ordinary shares pursuant to our Second Amended and Restated 1998 Stock Option Plan with an exercise price per share equal to the fair market value of $17.70.

Subject to certain conditions, each non-employee director will be granted an option to purchase 2,000 ordinary shares at each successive annual general meeting with an exercise price equal to the fair market value of the ordinary shares at the date of grant.

Employment and Change of Control Agreements

Michael C. French.   Under his employment agreement, Mr. French has agreed to serve as Chief Executive Officer for a term commencing on February 10, 2003 and ending on February 10, 2006, to be automatically extended on each February 10 for an additional one year term, subject to 90 days advance written notice by either the Company or Mr. French of an intentions not to renew the employment agreement.

Scott E. Willkomm.    Under his employment agreement, Mr. Willkomm has agreed to serve as President for a term commencing on July 8, 2002 and ending on July 8, 2005, to be automatically extended on each July 8 for an additional one year term, subject to 90 days advance written notice by either the Company or Mr. Willkomm of an intention not to renew the employment agreement.

Oscar R. Scofield.    Under his employment agreement, Mr. Scofield has agreed to serve as Chairman and Chief Executive Officer of Scottish Re (U.S.), Inc., for a term commencing on February 10, 2003 and ending on February 10, 2006, to be automatically extended on each February 10 for an additional one year term, subject to 90 days advance written notice by either the Company or Mr. Scofield of an intention not to renew the employment agreement.

Thomas A. McAvity, Jr.    Under his employment agreement, Mr. McAvity agreed to serve as Executive Vice President and Chief Investment Officer for term commencing on July 1, 2002 and ending on July 1, 2005, to be automatically extended on each July 1 for an additional one year term, subject to 90 days advance written notice by either the Company or Mr. McAvity of an intention not to renew the employment agreement.

Elizabeth A. Murphy.    Under her employment agreement, Ms. Murphy has agreed to serve as Executive Vice President and Chief Financial Officer for an initial term commencing on April 1, 2002 and ending on April 1, 2005, to be automatically extended on each April 1 for an additional one year term, subject to 90 days advance written notice by either the Company or Ms. Murphy of an intention not to renew the employment agreement. Upon execution of the employment agreement, Ms. Murphy received stock options exercisable for 100,000 ordinary shares.

Confidentiality.    Each employment agreement provides that the executive will maintain in confidence all confidential matters and that the executive will not:

•	during employment or, upon receipt of severance compensation upon termination of employment, for one year thereafter, participate in the management of any business enterprise that engages in substantial and direct competition with us; or

•	during employment or for one year thereafter, attempt to influence, persuade or induce (or assist any other person in so persuading or inducing) any employee to leave us.

Severance.    In addition, each executive is entitled to severance compensation in the event of:

•	termination by us of the executive's employment in any case other than death, disability or cause;

•	termination by the executive of employment for "good reason" which shall mean

(A) prior to a change in control:

(i)	the Company's failure to comply with any material provision of the employment agreement;

(ii)	liquidations, dissolution, merger, consolidation or reorganization of the Company or all of its business and/or assets, unless a successor assumes all duties and obligations under the executive's employment agreement; or

(iii)	upon our notification to the executive of our intent not to renew the executive's employment agreement at the expiration of the initial term or any anniversary thereafter.

(B)	on or after a change in control:

(i)	any of the events referenced above;

(ii)	any mutual and adverse change to the executive's duties or authority inconsistent with the executive's title;

(iii)	diminution of executive's title or positions;

(iv)	the relocation of executive's office;

(v)	a reduction of executive's base salary; or

(vi)	a mutual reduction of executive's benefits.

In the case of Messrs. French, McAvity and Scofield, good reason prior to a change in control also arises after the expiration of March 23, 2008, March 4, 2007, and April 6, 2006, respectively.

In the case of Messrs. French, Willkomm and Scofield and Ms. Murphy, good reason after a change of control shall also be for any reason or without reason.

The severance compensation that Mr. French will be entitled to upon any termination referred to above includes a lump sum payment equal to three times the sum of his annual base salary and incentive compensation at the highest respective rates in effect for any year prior to the termination.

The minimum severance compensation that each executive, excluding Mr. French, will be entitled to upon any such termination includes a lump sum payment equal to two times the sum of:

•	the executive's respective annual base pay at the highest rate in effect for any year prior to the termination; and

•	the annual incentive compensation at the highest rate in effect for any year prior to the termination.

Change of Control.    In the instance of a change of control, each executive will be entitled to a lump sum payment equal to three times the sum of:

•	the executive's respective annual base pay at the highest rate in effect for any year prior to the termination; and

•	the annual incentive compensation at the highest rate in effect for any year prior to termination.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2003, the Compensation Committee had responsibility for our executive compensation practices and policies. No officer or employee of the Company or its subsidiaries is a member of the Compensation Committee.

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board had responsibility for our executive compensation practices and policies in 2003. The four directors on the Compensation Committee were independent, outside directors. Of the nine directors on the Board at the end of 2003, seven were independent, outside directors who were not officers or employees.

Executive Pay Policy and Objectives

Our compensation is intended to attract, retain and motivate the key people necessary to lead us to achieve our strategic objective of increased shareholder value over the long term, reflecting our belief that executive compensation should seek to align the interests of our executives with those of our shareholders.

In addition, we believe compensation should be determined within a competitive framework based on overall financial results, teamwork and individual contributions that help build shareholder value. The primary objectives of our compensation program are to:

•	provide a direct link between pay and performance;

•	allocate a larger percentage of executive compensation to pay that is conditional or contingent in order to positively influence behavior and support accountability;

•	offer total compensation opportunities that are fully competitive with external markets in design and pay level; and

•	emphasize the need to focus on shareholder value, in addition to providing competitive value to our customers.

Our compensation program utilizes four components to meet our compensation objectives: base salary, bonuses, short-term incentives and long-term compensation in the form of stock options.

In establishing base salaries, we have adopted a strategy of setting executive salaries at or above market to retain and attract key executives, while providing incentive compensation pay opportunities, based on performance achievement. We set the salary ranges in this manner to ensure that our base salary practices do not put us at a competitive disadvantage in retaining and attracting key executives while ensuring an appropriate cost structure.

Annual bonus compensation is based on individual and corporate performance during the prior fiscal year in relationship to performance targets. Under their respective employment contracts, each executive is eligible to receive a cash bonus at the sole discretion of the Board. Factors taken into consideration include, but are not limited to, ordinary share performance relative to our industry peer group, revenue and earnings growth, investment management results, return on shareholder equity and other key financial and operational measures. The bonuses awarded in 2003 were based on the aforementioned factors and were consistent with the level of accomplishment and appropriately reflected individual and Company performance in 2003.

We believe that our current program of a base salary, bonuses and long- and short- term performance-based compensation that can be earned by our executive officers will increase long-term shareholder value.

Base Salary and Bonuses

The Board has reviewed and adjusted the salaries of its named executive officers for 2003. Messrs. French's, Willkomm's, Scofield's, and McAvity's and Ms. Murphy's 2004 annual base salary was increased to $625,000, $575,000, $365,000, $300,000, and $300,000, respectively. In February 2004 the Company paid Messrs. French, Willkomm, Scofield, and McAvity and Ms. Murphy a bonus in the amount of $300,000, $300,000, $100,000, $100,000 and $110,000, respectively, in recognition of the performance and contribution of each to our business in 2003.

The base salary adjustments for Messrs. French, Willkomm, Scofield and McAvity and Ms. Murphy for 2004 were determined by the Compensation Committee's evaluation of their individual contributions toward the creation of shareholder value and the competitive market for the services of individuals possessing their skills and experience. Bonuses awarded to the above named executives were determined upon the same factors used for all executive management of the Company, including but not limited to our ordinary share performance, revenue and business growth, investment management results, return on shareholders' equity and growth of our operating income.

Compensation of Chief Executive Officer

Mr. French served as the Company's Chairman of the Board and Chief Executive Officer. The Compensation Committee approved all components of Mr. French's 2003 compensation. The compensation reported for Mr. French in the compensation tables and discussed in this report represents amounts paid for Mr. French's services in 2003.

Mr. French's 2003 compensation was determined pursuant to the same policy and philosophy used for all executive officers. In determining Mr. French's total compensation for 2003, the Compensation Committee reviewed the strong financial results of the Company, Mr. French's superior leadership during his tenure, his industry experience, his role in the continued strategic positioning of the Company and achievement of operational goals.

Stock Options

Prior to February 11, 2002, the Option Committee oversaw the administration of the Option Plans. The Option Plans are designed to provide incentive compensation to our directors, executive officers, and other key employees, consultants and advisors. Since February 11, 2002 the Compensation Committee has overseen the administration of the Option Plans.

The foregoing report on executive compensation is provided by the Compensation Committee of the Board of Directors of the Company during 2003:

Bill Caulfeild-Browne – Chairman
Michael Austin
Lord Norman Lamont
Glenn S. Schafer

Code of Ethics

We have adopted a Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer, senior officers of the Company and certain other financial executives, which is a "code of ethics" as defined by applicable rules of the SEC. We have also adopted a Business Code of Conduct applicable to all officers, directors and employees of the Company. A copy of our Code of Ethics and/or our Business Code of Conduct may be obtained by written request to the attention of the Secretary of Scottish Re Group Limited, P.O. Box HM 2939, Crown House, Third Floor, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda.

Performance Graph

The following graph compares the cumulative shareholder return on our ordinary shares with the Standard & Poor's 500 Stock Index, Standard & Poor's (Life/Health) Index. The indices are included for comparative purposes only, do not necessarily reflect management's opinion that such indices are an appropriate measure of relative performance of the Company's ordinary shares, and are not intended to forecast or be indicative of future performance of the ordinary shares. The comparison assumes $100 was invested as of November 24, 1998 (the date our ordinary shares began trading on a "when issued" basis) and the reinvestment of all dividends. The closing market price of the Company's ordinary shares on December 31, 2003 was $20.78 per share.

Comparison of Cumulative Shareholder Return

Total Return To Shareholders
(Includes reinvestment of dividends)

ANNUAL RETURN PERCENTAGE
Years Ending

Company / Index	Dec 99	Dec 00	Dec 01	Dec 02	Dec 03
SCOTTISH RE GROUP LIMITED	-39.50	49.74	63.46	-8.77	20.29
S&P 500 INDEX	21.04	-9.10	-11.89	-22.10	28.68
S&P 500 LIFE & HEALTH INSURANCE	-14.03	13.81	-7.73	-16.23	27.09

INDEXED RETURNS
Years Ending

Company / Index	Base Period Dec 98	Dec 99	Dec 00	Dec 01	Dec 02	Dec 03
SCOTTISH RE GROUP LIMITED	100	60.50	90.59	148.07	135.09	162.49
S&P 500 INDEX	100	121.04	110.02	96.95	75.52	97.18
S&P 500 LIFE & HEALTH INSURANCE	100	85.97	97.84	90.28	75.63	96.12

PROPOSAL FOR APPROVAL OF THE 2004 EQUITY INCENTIVE COMPENSATION PLAN
(Proposal No. 2)

The Compensation Committee adopted the Equity Compensation Incentive Plan (the "2004 ECP") on March 15, 2004 to attract and retain the best available talent and encourage the highest level of performance by executive officers, employees, directors, advisors and consultants, and to provide them with incentives to put forth maximum efforts for the success of the Company's business in order to serve the best interests of the Company and its shareholders. The 2004 ECP is included as Annex B to this Proxy Statement. The following summary of certain features of the 2004 ECP is qualified in its entirety by reference to Annex B.

Duration of the 2004 ECP

If approved by the Company's shareholders, the 2004 ECP will become effective May 5, 2004. The 2004 ECP will remain in effect until the tenth anniversary of the effective date, unless earlier terminated by the Board.

Administration

The Board has delegated the responsibility to administer the 2004 ECP to the Compensation Committee. The Compensation Committee, subject to the provisions of the 2004 ECP, has the exclusive authority to: (1) select executive officers, employees, directors, advisors and consultants to whom awards will be granted; (2) determine the type, size, and terms of awards and prescribe the form of award agreement evidencing awards; (3) interpret and administer the 2004 ECP and awards granted under the 2004 ECP; (4) establish, amend and rescind any rules and regulations relating to the 2004 ECP; (5) amend outstanding awards; and (6) make any other determinations necessary or advisable for the administration of the 2004 ECP. To the extent permitted by applicable law and provided that the Compensation Committee fixes the aggregate maximum amount of any awards and the maximum award that may be made to any one individual, the Compensation Committee may delegate to one or more executive officers of the Company the power to make awards under the 2004 ECP to participants other than participants who are considered officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. Interpretations and decisions of the Compensation Committee with respect to the administration of the 2004 ECP will be final and conclusive with respect to all parties.

Amendment of the 2004 ECP

The 2004 ECP may be amended by the Board or the Compensation Committee without shareholder approval, unless such amendment would (1) require shareholder approval under any applicable law, rule or regulation (including any rule or regulation of any stock exchange where the Company's ordinary shares are listed); (2) increase the number of ordinary shares available for issuance under the 2004 ECP or the individual award limits; (3) lower the minimum option price at which a stock option may be granted; (4) extend the maximum term for stock options granted under the plan; or (5) reprice any outstanding stock option (or cancel and regrant a new stock option with a lower option price).

Eligibility

Executive officers, employees, directors, advisors and consultants of the Company and its subsidiaries who are selected from time to time by the Compensation Committee may be granted awards under the 2004 ECP. The receipt of an award under the 2004 ECP will not confer upon any individual the right to receive additional awards in the future. Approximately 20 executive officers, 20 employees and 9 directors will be eligible to receive awards under the 2004 ECP if it is approved by shareholders.

Shares Subject to the 2004 ECP

The maximum number of shares that may be delivered under the 2004 ECP is 1,750,000, of which 1,000,000 may be granted in the form of restricted shares and 750,000 may be issued pursuant to stock options. Shares issued may be shares of original issuance, treasury shares or a combination of the two. If shares are tendered to exercise outstanding stock options or to satisfy tax withholding obligations with respect to an award, if shares are withheld to satisfy tax withholding obligations or if an award is forfeited, expires or is cancelled without delivery of shares, any shares subject to such award are not counted against the maximum number.

In the event of certain changes in corporate capitalization (such as a stock split), a corporate transaction (such as a merger) or similar events, the committee may, at its discretion, adjust the kind and total number of shares that may be delivered under the 2004 ECP, the kind and maximum number of shares that may be awarded to any one participant, and the terms and conditions of any outstanding awards (such as the number of shares to which the award relates and the option price of a stock option) to prevent dilution or enlargement of rights. The closing price of the Company's ordinary shares was $24.15, as reported on the consolidated reporting system on March 10, 2004.

Awards

Awards that may be made under the 2004 ECP consist of options to purchase the Company's ordinary shares and restricted shares. The vesting of at least 750,000 of the 1,000,000 restricted shares that may be granted under the 2004 ECP and at least three-fourths (¾) of any restricted share grant made to any participant must be contingent upon the satisfaction of performance goals established by the Compensation Committee. The Compensation Committee may choose from a pre-established list of performance measures in determining the particular performance goal or target to be met in order for the restrictions imposed on restricted shares to lapse. The performance measures to be used for the purpose of establishing performance goals are: total shareholder return, operating earnings, net earnings, return on equity, return on assets, return on capital, return on investment, gross income, net income, operating income, market share, combined ratio, level of expenses, sales and/or revenue. Performance goals may be established on a Company-wide basis or with respect to one or more business units or divisions or subsidiaries. In general, the Compensation Committee has the discretion to determine the extent to which pre-established performance goals have been met and to make awards based on such determinations. The committee generally may not, however, make an adjustment that would result in a greater payout under an award if it is intended that the award comply with the performance-based exception from the tax deductibility limitations described in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

An award of a stock option means the grant of either a nonqualified stock option or an incentive stock option within the meaning of Section 422 of the Code. Each award shall specify the option price, which will be equal to at least 100% of the fair market value of an ordinary share on the date the stock option is granted; provided, however, that with respect to the greater of (1) the stock options granted during the first 12 months during which the 2004 ECP is effective or (2) the first 250,000 stock options granted under the 2004 ECP, the option price will be equal to at least 110% of the fair market value of an ordinary share on the date the stock option is granted. Stock options may be exercised at such times and subject to such restrictions as described in the applicable award agreement between the Company and the participant, provided no stock options granted under the 2004 ECP shall have a term of more than ten years. The maximum number of shares with respect to which stock options may be granted during the life of the 2004 ECP to any one participant is 250,000.

An award of restricted shares means that the participant has been granted ordinary shares of the Company that are subject to forfeiture and are nontransferable during a "restriction period." The restriction period can relate to a period of continued employment or service as an executive officer, employee, director, advisor or consultant, a period of time during which performance goals are to be attained, or a combination of the two; provided, however, that if the restriction period relates solely to a period of continued employment or service, the restriction period will not be less than three years. Shares are held by the Company during the restriction period. Unless otherwise determined by the Compensation Committee, the participant may receive dividends declared and paid, if any, with respect to ordinary shares and the participant will have voting rights during the restriction period. The maximum number of restricted shares that may be granted during the life of the 2004 ECP to any one participant is 150,000.

Transferability of Awards

Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or the laws of descent and distribution unless (except for incentive stock options) otherwise specified in the award agreement.

Change in Control

The extent to which a participant may exercise stock options or retain restricted shares following the occurrence of a change in control is set forth in the applicable award agreement. For purposes of the 2004 ECP, a "change in control" is deemed to occur when (1) the Company is merged, consolidated or reorganized into or with another entity and, as a result of such merger, consolidation or reorganization, less than a majority of the combined voting power of the then-outstanding securities of such entity immediately after the transaction are held in the aggregate by the Company's shareholders immediately prior to the transaction; (2) the Company sells or otherwise transfers all or substantially all of its assets to any other entity and less than a majority of the combined voting power of the then-outstanding securities of such entity immediately after the sale or transfer is held in the aggregate by the Company's shareholders immediately prior to the sale or transfer; (3) any person or entity (excluding for this purpose an entity affiliated with the Company or a Company benefit plan) acquires beneficial ownership of more than 50% of the combined voting power of the Company's then-outstanding ordinary shares; or (4) during any period of two consecutive years after December 31, 1999, individuals who at the beginning of any such period were members of the Board (the "Incumbent Directors") and any subsequent directors whose election or nomination for election was approved by two-thirds of the Incumbent Directors cease to comprise a majority of the Board.

Deferrals

Subject to such rules and procedures as the Compensation Committee may establish, a participant may elect to defer the receipt of shares or cash under the plan.

Tax Withholding

If the Company is required to withhold taxes in connection with an award under the 2004 ECP, the receipt of benefits under such award will be conditioned upon the participant making arrangements for the payment of an amount sufficient to satisfy such tax withholding obligations. In addition, if permitted by the Compensation Committee, a participant may elect to satisfy any such tax withholding obligations by directing the Company to withhold shares from an award.

Termination of Employment or Service

The extent to which a participant may exercise stock options or retain restricted shares upon termination of employment or service will be determined by the Compensation Committee and set forth in the participant's award agreement. Such provisions may reflect distinctions based on the reason for termination of employment or service and need not be uniform among awards.

Federal Tax Treatment of Awards under the 2004 ECP

Following is a brief description of the U.S. federal income tax consequences of awards that may be granted under the 2004 ECP. It assumes that the participant is subject to U.S. Federal income taxes. It does not address every tax consideration. For example, it does not address the tax implications arising from a participant's death or state, local or foreign tax consequences. In addition, the following discussion does not address provisions of the Code relating to foreign earned income or the impact of foreign tax credits or deductions for foreign taxes. The description is based upon current law and does not purport to be comprehensive.

In general, a participant in the 2004 ECP will not be deemed to recognize any income for federal income tax purposes at the time a stock option or restricted share award is granted and the Company will not be entitled to a tax deduction at that time. When any part of a stock option is exercised or when restrictions on restricted shares lapse, the U.S. federal income tax consequences will be as follows:

1.    In the case of an exercise of a nonqualified stock option, the participant generally will recognize ordinary income in an amount equal to the excess of the fair market value of the shares purchased on the exercise date over the option price.

2.    In the case of an exercise of an incentive stock option, the participant generally will not recognize ordinary income; however, the excess of the fair market value of the shares purchased on the exercise date over the option price will be included in the participant's income for purposes of the alternative minimum tax. If no disposition of the shares acquired upon exercise of the incentive stock option is made before the later of one year from the date of exercise and two years from the date of grant, the participant will realize a capital gain or loss upon a sale of the shares equal to the difference between the option price and the sale price. If the stock is not held for the required period, ordinary income tax treatment will generally apply to the excess of the fair market value of the shares on the date of exercise (or, if less, the amount of gain realized on the disposition of the shares) over the option price, and the balance of any gain or any loss will be treated as capital gain or loss. In order for incentive stock options to be treated as described above, the participant must remain employed by us (or a subsidiary in which the Company holds at least 50 percent of the voting power) from the date of grant until three months before the incentive stock option is exercised. The three-month period is extended to one year if the participant's employment terminates due to disability. If the participant does not meet the employment requirement, the option will be treated for federal income tax purposes as a nonqualified stock option.

3.    In the case of an award of restricted shares, the immediate federal income tax effect for the participant will depend on the nature of the restrictions. Generally, the fair market value of the shares will not be taxable as ordinary income until the year in which the participant's interest in the shares is freely transferable or is no longer subject to a substantial risk of forfeiture. The participant may elect, however, to recognize income when the shares are received, rather than when the stock becomes freely transferable or is no longer subject to a substantial risk of forfeiture. If the participant makes this election, the amount of ordinary income the participant recognizes will be equal to the fair market value of the ordinary shares as of the date the restricted shares were granted.

4.    Upon the exercise of a nonqualified stock option or the recognition of income upon the lapse of restrictions on restricted shares, the participant's employer will generally be allowed an income tax deduction equal to the ordinary income recognized by a participant. The participant's employer will not receive an income tax deduction as a result of the exercise of an incentive stock option, however, if the shares acquired upon exercise of the incentive stock option are held for the required period as described above.

5.    Pursuant to Section 162(m) of the Code, the Company may not deduct compensation of more than $1,000,000 that is paid in a taxable year to an individual who, on the last day of the taxable year, is the Company's chief executive officer or among one of its four other highest compensated officers for that year. The deduction limit, however, does not apply to certain types of compensation, including qualified performance-based compensation. Compensation attributable to stock options granted under the 2004 ECP will be treated as qualified performance-based compensation and therefore will not be subject to the deduction limit. The 2004 ECP also authorizes the grant of restricted share awards utilizing the performance criteria set forth in the 2004 ECP that may likewise be treated as qualified performance-based awards.

Awards Under the 2004 ECP

It is not possible at this time to determine the awards that will be made in the future under the 2004 ECP. The Compensation Committee has not yet determined all of the terms of stock option and restricted stock grants to be made under the 2004 ECP; however, it has determined that stock option and restricted stock grants will be made during 2004 to the Company's senior executives. The stock options will vest in equal installments over 3 years, subject to continued employment. The options will have exercise prices equal to 110% of the fair market value of the Company's ordinary shares on the grant date, and will have 10 year terms. The restricted stock grants will vest over a 5 year period based on the level of attainment of preestablished performance goals relating to total shareholder return, operating earnings, net earnings, return on equity, return on assets, return on capital, return on investment, gross income, net income, operating income, market share, combined ratio, level of expenses, sales, book value per share growth and/or revenue. Ordinary shares awarded under the restricted stock grants must be held by the executives for one year after vesting. Other terms, including the number of ordinary shares subject to the awards, will be determined by the Compensation Committee in accordance with the terms of the 2004 ECP. Although the Compensation Committee currently anticipates that future grants will contain similar terms, it retains the discretion granted to it under the 2004 ECP to determine the terms and conditions of future awards on a grant by grant basis.

Vote Required

The required vote for approval of the 2004 Equity Incentive Compensation Plan is the affirmative vote by ordinary resolution of the holders of at least a majority of the issued and outstanding shares of the Company present and voting in person or by proxy at the Annual General Meeting, provided that the total votes cast represent over fifty percent in interest of all ordinary shares entitled to vote on the proposal. For purposes of determining whether the total votes cast represent over fifty percent in interest of all securities entitled to vote, which is required under the New York Stock Exchange shareholder approval rules, abstentions will count as votes cast and broker non-votes will not count as votes cast. The Company intends to conduct all voting at the Annual General Meeting by poll.

THE BOARD RECOMMENDS VOTING "FOR" THE APPROVAL OF THE
2004 EQUITY INCENTIVE COMPENSATION PLAN.

PROPOSAL FOR RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Proposal No. 3)

On February 10, 2003, the Audit Committee selected, and the Board unanimously approved the selection, subject to ratification by the Company's shareholders, of Ernst & Young LLP to continue to serve as independent auditors for the Company and its subsidiaries for the fiscal year ending December 31, 2004. Ernst & Young LLP has served as the Company's independent auditors since 1998.

Representatives of Ernst & Young LLP are expected to be present at the Annual General Meeting and will have the opportunity to make statements and to respond to appropriate questions raised at the Annual General Meeting.

Ratification of the independent auditor requires the affirmative vote by ordinary resolution of the holders of at least a majority of the issued and outstanding ordinary shares of the Company present and voting in person or by proxy at the Annual General Meeting. Abstentions and broker non-votes will be deemed present and entitled to vote but will not be counted as a vote for or against ratification of the independent auditor, and therefore will not have the effect of a vote against ratification of the independent auditor. The Company intends to conduct all voting at the Annual General Meeting by poll.

Audit Committee Report

On May 31, 2002, the Board adopted an Audit Committee Charter, which was last amended on February 10, 2004. A copy of this amended Audit Committee Charter is included as Annex C to this Proxy Statement. The Audit Committee is currently composed of five outside directors who are not officers of employees of the Company or its subsidiaries. All members of the Audit Committee are independent as defined by Section 303 of the New York Stock Exchange Listed Company Manual.

As more fully described in the Audit Committee Charter, the Audit Committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for performing an audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of the financial statements to generally accepted accounting principles. The internal auditors are responsible to the Audit Committee for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee determines.

The Audit Committee has reviewed and discussed with the Company's management and Ernst & Young LLP, the Company's independent auditors, the audited financial statements of the Company contained in the Company's Annual Report to Shareholders on Form 10-K for the year ended December 31, 2003. The Audit Committee has also discussed with the Company's independent auditors the matters required to be discussed pursuant to SAS No. 61 and SAS No. 90 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"), and has discussed with Ernst & Young LLP their independence. The Audit Committee has also considered whether the provision of information technology services and other non-audit services to the Company by Ernst & Young LLP is compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

The foregoing report is provided by the following independent directors who constitute the Audit Committee:

Michael Austin Chairman	Bill Caulfeild-Browne	Robert M. Chmely
Hazel R. O'Leary	Khanh T. Tran

Fees Billed to the Company by Ernst & Young LLP

The following is a description of the fees billed to the Company by Ernst & Young LLP during the years ended December 31, 2002 and 2003:

Audit Fees.    Audit fees include fees paid in connection with the annual audit of the Company's financial statements, audits of subsidiary financial statements and review of interim financial statements. Audit fees also include fees for services that are closely related to the audit and in many cases could only be provided by our independent auditors. Such services include comfort letters and consents related to Securities and Exchange Commission registration statements and other capital raising activities and certain reports relating to regulatory filings. The aggregate fees billed to the Company by Ernst & Young LLP for audit services for the years ended December 31, 2002 and December 31, 2003 totaled approximately $812,000 and $907,000, respectively.

Audit-Related Fees.    Fees for audit related services include due diligence services related to mergers and acquisitions, accounting consultations, audits in connection with proposed or consummated acquisitions and information system audits. The aggregate fees billed to the Company by Ernst & Young LLP for audit relating services for the years ended December 31, 2002 and December 31, 2003 totaled approximately $228,000 and $12,000, respectively.

Tax Fees.    Tax fees include corporate tax compliance, counsel and advisory services, and tax planning. The aggregate fees billed to the Company by Ernst & Young LLP for tax related services for the years ended December 31, 2002 and December 31, 2003 totaled approximately $528,000 and $465,000, respectively.

Financial Information Systems Design and Implementation Fees.    The Company did not engage Ernst & Young LLP to provide advice or services regarding financial information systems design and implementation for the years ended December 31, 2002 and December 31, 2003.

All Other Fees.    Fees billed to the Company by Ernst & Young LLP for all non-audit services rendered to the Company during the years ended December 31, 2002 and December 31, 2003 totaled approximately $21,000 and $19,000, respectively.

The Audit Committee has considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP's independence with respect to the Company and has determined that the provision of non-audit services is consistent with and compatible with Ernst & Young LLP maintaining its independence.

Pre-Approval Policy for Ernst & Young Services

The policy of the Audit Committee is to pre-approve all audit and non-audit services of Ernst & Young LLP during the fiscal year. The Audit Committee pre-approves such services by authorizing specific projects and categories of services, subject to a specific budget for each category. The Audit Committee Chairman has the authority to address specific requests for pre-approval of services between Audit Committee meetings, and must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Vote Required

The required vote for the ratification of the independent auditor is the affirmative vote by ordinary resolution of the holders of at least a majority of the issued and outstanding ordinary shares of the Company present and voting in person or by proxy at the Annual General Meeting. The Company intends to conduct all voting at the Annual General Meeting by poll.

THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF
ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by it with respect to fiscal year 2003, or written representations from certain reporting persons, during the year ended December 31, 2003, all Section 16(a) filing requirements applicable to the directors, officers and greater than 10% shareholders were complied with by such persons, except as hereinafter described. At the time of changeover from paper filing of reports on Form 4 to mandated electronic filing, Michael Austin, Bill Caulfield-Browne, Robert M. Chmely, Lord Norman Lamont, Hazel R. O'Leary, Glenn S. Schafer and Khanh T. Tran submitted paper Form 4s reporting the receipt of options by non-employee directors. The filings would have been timely except that electronic filings had been mandated before the Form 4s were processed. Subsequently, the Company received a letter sent by U.S. mail from the SEC stating that the filings had been rejected as not properly filed. The Form 4s were immediately resubmitted electronically on August 15, 2003.

ANNUAL REPORT

The Annual Report on Form 10-K of the Company, accompanies this proxy statement. The Annual Report on Form 10-K is not to be deemed part of this Proxy Statement. Upon written request of a shareholder, the Company will furnish, without charge, a copy of the Company's Annual Report on Form 10-K, as filed with the SEC. If you would like a copy of this Annual Report, please contact Scottish Re Group Limited, P.O. Box HM 2939, Crown House, Third Floor, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda, Attn: Secretary.

By Order of the Board of Directors,

Scott E. Willkomm

President

Hamilton, Bermuda

April 2, 2004

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Annex A

Scottish Re Group Limited

Corporate Governance Committee Charter

CORPORATE GOVERNANCE COMMITTEE CHARTER
ORGANIZATION AND RESPONSIBILITIES

Committee's Purpose

The Corporate Governance/Nominating Committee (the "Committee") is appointed by the Board of Directors of Scottish Re Group Limited (the "Board"), in consultation with the Chairman/CEO, to (a) identify and make recommendations to the Board on individuals qualified to serve as Board members of Scottish Re Group Limited ("Company"); (b) develop and recommend to the Board a set of Corporate Governance Guidelines applicable to the Company; (c) take a leadership role in shaping the corporate governance of the Company; (d) review and recommend the renomination of incumbent directors; (e) review and recommend committee appointments; (f) lead the Board in its annual review of the Board's performance; and (g) perform other related tasks, such as studying the size, committee structure, or meeting frequency of the Board.

Committee Organization and Membership

The Company's Board shall select three or more of its members to the Committee. All members of the Committee shall meet the "independence" requirements of the New York Stock Exchange ("NYSE"). The members of the Committee shall be appointed by the Board of Directors in consultation with the Chairman/CEO.

Committee Chairman

The Chairman of the Committee shall (a) chair all meetings of the Committee; (b) chair meetings of non-employee directors; (c) coordinate an annual performance evaluation of the Board; and (d) perform such other activities as from time to time are requested by the other directors or as circumstances indicate.

Meetings

The Committee will meet, when reasonably practicable, at least four times a year. The agenda of each meeting will be, whenever reasonably practicable, circulated to each member prior to the meeting date.

Committee's Goals and Responsibilities

1.	The Committee shall establish the Board's criteria for selecting new directors.

2.	The Committee shall provide oversight of the evaluation of the Board and management.

3.	The Committee shall provide an annual performance evaluation of the Committee.

4.	The Committee shall make regular reports to the Board.

5.	The Committee shall review Committee member qualifications, appointment and removal and Committee structure and operations (including authority to delegate to subcommittees).

6.	The Committee shall have sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm's fees and other retention terms.

7.	The Committee shall lead the Board in its annual performance evaluation, including, soliciting comments from all directors, preparing a report to the Board with an assessment of the performance of the Board and making recommendations for improvements of the Board's operations.

8.	The Committee shall lead the Board in its annual review of the skills and characteristics of individual Board members as well as the composition of the Board as a whole, including assessments of independence of nonmanagement directors, and shall take action to effect changes in incumbent directors if deemed appropriate.

9.	The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

Procedural Matters

One-third of the members, but not less than two, will constitute a quorum. A majority of the members present at any meeting at which a quorum is present may act on behalf of the Committee. The Committee will meet at such times as shall be determined by its Chairperson, or upon the request of any two of its members. The Chairperson will preside, when present, at all meetings of the Committee. The Committee will keep a record of its meetings and report on them to the Board. The Committee may meet by telephone or video conference and may take action by written consent.

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Annex B

SCOTTISH RE GROUP LIMITED

2004 EQUITY INCENTIVE COMPENSATION PLAN

1.    Purpose.    The purpose of this Plan is to attract and retain the best available talent and encourage the highest level of performance by executive officers, employees, directors, advisors and consultants, and to provide them with incentives to put forth maximum efforts for the success of Scottish Re Group Limited's business, in order to serve the best interests of Scottish Re Group Limited and its shareholders.

2.    Definitions.    The following terms, when used in the Plan with initial capital letters, shall have the following meanings:

(a)    "Act" means the Securities Exchange Act of 1934, as in effect from time to time.

(b)    "Award" means a Stock Option or a Restricted Share.

(c)    "Award Agreement" means a written or electronic agreement delivered to a Participant and containing such terms and provisions relating to a Participant's Award, consistent with the Plan, as the Committee may approve.

(d)    "Board" means the Board of Directors of the Company.

(e)    "Change in Control" shall mean the occurrence of any of the following events:

(i)    the Company is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Ordinary Shares immediately prior to such transaction;

(ii)    the Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Ordinary Shares immediately prior to such sale or transfer;

(iii)    any person or entity (excluding for this purpose an entity affiliated with the Company and excluding a Company benefit plan) becomes the beneficial owner, directly or indirectly, of more than fifty (50) percent of the combined voting power of the Company's then outstanding stock; or

(iv)    during any period of two consecutive years after December 31, 1999, individuals who at the beginning of any such period constitute the Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each Director first elected during such period was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of any such period.

(f)    "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(g)    "Company" means Scottish Re Group Limited, a Cayman Islands company, and any successor thereto.

(h)    "Committee" means the Compensation Committee of the Board consisting of two or more directors who are "non-employee directors" (within the meaning of Rule 16b-3 of the Act), "outside directors" (within the meaning of Section 162(m) of the Code) and "independent" directors (within the meaning of the New York Stock Exchange listing standards).

(i)    "Date of Grant" means the date specified by the Committee on which a grant of an Award shall become effective (which date shall not be earlier than the date on which the Committee takes action with respect thereto).

(j)    "Director" means a member of the Board.

(k)    "Eligible Person" means a person who may be selected by the Committee to receive an Award under this Plan and includes executive officers, employees, directors, advisors and consultants of the Company and of any Subsidiary.

(l)    "Family Member" has the meaning ascribed thereto in Instruction A.1(a)(5) to Form S-8 or any successor provision thereto, as in effect from time to time.

(m)    "Market Value Per Share" means, as of any given day, the closing price of an Ordinary Share on a national securities exchange on which the Ordinary Shares are listed or admitted to trading on the day preceding the day such determination is being made or, if there was no closing price reported on such day, on the most recently preceding day on which such a closing price was reported; or if the Ordinary Shares are not listed or admitted to trading on a national securities exchange on the day as of which the determination is being made, the amount determined by the Committee to be the fair market value of an Ordinary Share on such day.

(n)    "Option Price" means the purchase price per Ordinary Share payable on exercise of a Stock Option.

(o)    "Ordinary Shares" means the ordinary shares, par value $0.01 per share, of the Company or any security into which such Ordinary Shares may be changed by reason of any transaction or event of the type described in Paragraph 9 of this Plan.

(p)    "Participant" means an Eligible Person who is selected by the Committee to receive an Award under this Plan.

(q)    "Plan" means this 2004 Equity Incentive Compensation Plan of the Company, as amended from time to time.

(r)    "Restricted Share" means an award of an Ordinary Share made pursuant to Paragraph 7 of this Plan that is forfeitable by the Participant until the completion of a specified period of future service, the achievement of pre-established performance objectives or until otherwise determined by the Committee.

(s)    "Rule 16b-3" means Rule 16b-3 under Section 16 of the Act (or any successor rule to the same effect) as in effect from time to time.

(t)    "Stock Option" means the right to purchase Ordinary Shares upon exercise of an option granted pursuant to Paragraph 6 of this Plan.

(u)    "Subsidiary" means any corporation, partnership, joint venture or other entity in which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power or equity interests represented by all classes of stock issued by such corporation, partnership, joint venture or other entity.

3.    Shares Available Under Plan.    Subject to adjustment as provided in Paragraph 9 of this Plan, the Ordinary Shares which may be issued under the Plan shall not exceed in the aggregate 1,750,000 shares, of which 1,000,000 may be granted in the form of Restricted Shares and 750,000 may be issued pursuant to Stock Options. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(a)    Any Ordinary Shares which are subject to Awards under this Plan that are terminated unexercised, forfeited or surrendered or that expire for any reason (including, but not limited to, Ordinary Shares tendered to exercise outstanding Stock Options or shares tendered or withheld for taxes under any Award under this Plan) shall again be available for issuance under this Plan; provided that Ordinary Shares related to any such terminated, unexercised, forfeited, surrendered or expired Award may only be used in respect of Awards of the same type (i.e., shares related to forfeited Stock

Options may only be used to grant new Stock Options and forfeited Restricted Shares may only be used to grant new Restricted Shares). As required by the New York Stock Exchange listing standards, the portion of the foregoing provision that results in already issued Ordinary Shares being added back to the maximum number of Ordinary Shares when a Participant satisfies the Option Price by delivery of Ordinary Shares or when Ordinary Shares are withheld to satisfy a tax withholding obligation with respect to Restricted Shares shall only be operative for a period of ten years from the most recent date the Plan was approved by the Company's shareholders in a manner satisfying the New York Stock Exchange listing standards.

(b)    The shares available for issuance under the Plan shall be subject to adjustment as provided in Paragraph 10 of this Plan.

4.    Individual Limitations on Awards.    Notwithstanding anything in this Plan to the contrary, and subject to adjustment as provided in Paragraph 9 of this Plan, no individual Participant shall be granted under this Plan (a) Stock Options for more than 250,000 Ordinary Shares or (b) Restricted Shares for more than 150,000 Ordinary Shares.

5.    Participation.    Subject to the provisions of the Plan, the Committee shall, from time to time, select from the Eligible Persons, those to whom Awards shall be granted.

6.    Grants of Stock Options to Participants.    The Committee may from time to time authorize grants to any Participant of Stock Options upon such terms and conditions as the Committee may determine in accordance with the provisions set forth below. Unless otherwise determined by the Committee and specified in a Participant's Award Agreement, Stock Options granted under the Plan shall not be "incentive stock options" as that term is defined in Section 422(b) of the Code.

(a)    Each grant shall specify the number of Ordinary Shares to which it pertains, subject to the limitations set forth in Paragraphs 3 and 4 of this Plan.

(b)    Each grant shall specify the Option Price, which shall not be less than 100% of the Market Value Per Share on the Date of Grant. With respect to the greater of (i) the Stock Options granted during the first 12 months after the date on which this Plan becomes effective, as set forth in Paragraph 14(e) of this Plan, or (ii) the first 250,000 Stock Options granted under this Plan, the Option Price shall not be less than 110% of the Market Value Per Share on the Date of Grant.

(c)    Each grant shall specify whether the Option Price shall be payable (i) in cash or by check acceptable to the Company, (ii) with Ordinary Shares previously owned by the Participant for at least six months prior to exercise, (iii) by broker-assisted cashless exercise, (iv) by such other method as the Committee may prescribe or (v) by a combination of such methods, in each case subject to such restrictions as the Committee may prescribe.

(d)    Subject to the limitations set forth in Paragraphs 3 and 4 of this Plan, successive grants may be made to the same Participant whether or not any Stock Options previously granted to such Participant remain unexercised.

(e)    Each grant shall specify the required period or periods (if any) of continuous service by the Participant with the Company or any Subsidiary and/or any other conditions to be satisfied before the Stock Options or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of the Stock Options in the event of a Change in Control of the Company or in the event of any other similar transaction or event. Unless otherwise provided in the Participant's Award Agreement, Stock Options shall become exercisable in five equal annual installments, commencing on the first anniversary of the Date of Grant.

(f)    No Stock Option shall be exercisable more than 10 years from the Date of Grant.

(g)    A Participant may exercise a Stock Option in whole or in part at any time and from time to time during the period within which the Stock Option may be exercised. To exercise a Stock Option, a Participant shall give written notice to the Company specifying the number of Ordinary Shares to be purchased, provide payment of the Option Price, make arrangements for the satisfaction of any applicable tax withholding obligations, and provide any other documentation that may be required by the Company.

(h)    Subject to any restrictions under applicable laws, rules or regulations, upon satisfaction of the conditions set forth in Paragraph 6(g) of this Plan, a Participant shall be treated for all purposes as the owner of record of the number of Ordinary Shares purchased pursuant to exercise of the Stock Option (in whole or in part).

(i)    Each grant shall be evidenced by an Award Agreement.

7.    Restricted Shares.    The Committee may from time to time authorize grants to any Participant of Restricted Shares upon such terms and conditions as the Committee may determine in accordance with the provisions set forth below.

(a)    Each grant shall specify the number of Ordinary Shares to which it pertains, subject to the limitations set forth in Paragraphs 3 and 4 of this Plan.

(b)    Each grant shall specify the required period or periods (if any) of continuous service by the Participant with the Company or any Subsidiary and/or any performance or other conditions to be satisfied before the restrictions on the Restricted Shares (or installments thereof) shall lapse; provided that, for awards where the restrictions lapse based solely on continued service, the restriction period shall be at least three years. Any grant may provide for the earlier lapse of restrictions in the event of a Change in Control of the Company or in the event of any other similar transaction or event. Notwithstanding the generality of the foregoing, with respect to at least 750,000 of the 1,000,000 Restricted Shares that may be granted under the Plan and at least three-fourths (¾) of any Restricted Share grant made to a Participant, the lapse of restrictions shall be contingent upon satisfaction of performance goals established by the Committee.

(c)    Restricted Shares shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. The Committee shall require that any stock certificates evidencing any Restricted Shares be held in the custody of the Secretary of the Company and/or bear a legend until the restrictions lapse, and that, as a condition of any Restricted Share Award, the Participant shall have delivered a stock power, endorsed in blank, relating to the Ordinary Shares covered by such Award. As a condition to grant, if required by applicable law or otherwise determined by the Committee, Participants may be required to pay a minimum purchase price.

(d)    Unless otherwise determined by the Committee and except as provided in (e) below, Participants holding Restricted Shares may exercise full voting rights and other rights as a shareholder with respect to those shares prior to the lapse of restrictions.

(e)    Unless otherwise determined by the Committee, Participants holding Restricted Shares shall be entitled to receive, if and when distributed to the Company's shareholders generally, all dividends and other distributions paid with respect to those shares.

(f)    Each grant shall be evidenced by an Award Agreement.

(g)    To the extent the Restricted Shares are designated as "performance-based compensation" under Section 162(m) of the Code, they shall be subject to the restrictions set forth in Paragraph 8 of this Plan.

8.    Qualified Performance-Based Awards.    The Committee may designate whether any Award of Restricted Shares granted to an employee is intended to qualify as "performance-based compensation," within the meaning of Section 162(m) of the Code.

(a)    The vesting of any Award of Restricted Shares designated as intended to be performance-based compensation shall be, to the extent required by Section 162(m) of the Code, conditional upon the achievement of one or more of the following performance measures: total shareholder return, operating earnings, net earnings, return on equity, return on assets, return on capital, return on investment, gross income, net income, operating income, market share, combined ratio, level of expenses, sales, book value per share growth and/or revenue. Performance goals may be established on a Company-wide basis or with respect to one or more business units or divisions or Subsidiaries. Performance goals (which may include minimum, maximum and target levels of performance) with respect to such performance measures may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. When establishing performance goals for a performance period, the Committee may exclude any or all "extraordinary items" as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company or any Subsidiary, discontinued operations, other unusual or non-recurring events or items, and the cumulative effects of accounting changes.

(b)    Awards of Restricted Shares to a "covered employee" that are intended to be performance-based compensation under Section 162(m) of the Code shall also be subject to the following:

(i)    No later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall establish, in writing, (A) the target number of Restricted Shares (B) the performance period and the performance goal or goals applicable to the performance period and (C) the formula that determines the number of Restricted Shares that will vest upon satisfaction of such performance goal(s) over the performance period.

(ii)    Following the completion of each performance period, the Committee shall certify in writing the extent to which the applicable performance goals have been achieved and the number of Restricted Shares, if any, that will vest for such performance period.

(iii)    In determining the number of Restricted Shares that will vest for a given performance period, subject to any applicable Award Agreement, the Committee shall have the right to reduce (but not increase) the amount at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

9.    Adjustments.    The Committee may make or provide for such adjustments in the maximum number of Ordinary Shares specified in Paragraphs 3 and 4 of this Plan, in the number of Ordinary Shares covered by outstanding Awards granted hereunder, in the Option Price applicable to any Stock Option, and/or in the kind of shares covered by any Award or that may be delivered under the Plan (including shares of another issuer), as the Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from any stock dividend, extraordinary cash dividend, stock split, reverse stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing. Any fractional shares resulting from the foregoing adjustments shall be eliminated.

10.    Withholding of Taxes.    To the extent that the Company or any Subsidiary is required to withhold federal, state, local or foreign taxes (including in the case of the UK, but without limitation, income tax and Class I national insurance contributions) in connection with any benefit realized by a Participant under the Plan, or is requested by a Participant to withhold additional amounts with respect to taxes, and the amounts available to the Company or a Subsidiary for such withholding are insufficient, it shall be a condition to the realization of such benefit that the Participant make arrangements satisfactory to the Company or a Subsidiary for payment of the balance of such taxes required or requested to be withheld. In addition, if permitted by the Committee, a Participant may elect to have any statutory minimum withholding obligation of the Company or a Subsidiary satisfied with Ordinary Shares that would otherwise be transferred to the Participant on exercise or settlement of an Award.

11.    Transferability.    No Award shall be assignable or transferable except by will or the laws of descent and distribution; provided that the Committee may permit (on such terms and conditions as it shall establish) a Participant to transfer an Award, other than an "incentive stock option" as that term is defined in Section 422(b) of the Code, for no consideration to a Family Member or as otherwise provided by the Committee (a "Permitted Transferee"). Except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant's lifetime only by such Participant or, if applicable, his or her Permitted Transferee(s). The rights of a Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of the agreement or agreements between the Participant and the Company.

12.    Deferrals.    To the extent permitted by law, the Committee may permit Participants to elect to defer the issuance of Ordinary Shares or the payment of cash under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. The Committee may also provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferred amounts.

13.    Administration of the Plan.

(a)    The Plan shall be administered by the Committee. To the extent permitted by law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants other than any officer under Section 16 of the Act, provided that when so delegating, the Committee shall fix the aggregate maximum amount of such Awards and the maximum Award for any one Participant that may be awarded by such delegate(s). Subject to the foregoing limitation, the Committee shall also have the authority to appoint employees and officers of the Company and Subsidiaries to act on its behalf, and employ persons to assist in fulfilling its responsibilities under this Plan to the extent permitted by law. To the extent of any such delegation, references in this Plan to the Committee shall also refer to the delegate. A majority of the members of the Committee shall constitute a quorum, and any action taken by a majority of the members of the Committee who are present at any meeting of the Committee at which a quorum is present, or any actions of the Committee that are unanimously approved by the members of the Committee in writing, shall be the acts of the Committee.

(b)    The Committee has the full authority and discretion to interpret and construe any provision of this Plan or of any Award Agreement, notification or other document evidencing the grant of an Award. The interpretation and construction by the Committee of any such provision and any determination by the Committee pursuant to any provision of the Plan or of any such Award Agreement, notification or document shall be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith.

(c)    This Plan, the granting and exercising of Awards under this Plan, and any obligations of the Company under this Plan, shall be subject to all applicable Cayman Island, U.S., foreign country and/or state or local laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Ordinary Shares are listed. The Committee, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Ordinary Shares under any Award or any other action permitted under this Plan to permit the Company to take any action necessary to be in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of this Plan to recognize the exercise of any Award or to otherwise sell or issue Ordinary Shares in violation of any such laws, rules, or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or Ordinary Shares issuable thereunder) that shall lapse because of such postponement.

(d)    This Plan, and all Award Agreements, shall be construed in accordance with and governed by the laws of the New York, without regard to principles of conflict of laws.

14.    Amendments, Etc.

(a)    The Committee may amend any Award Agreement or otherwise take action that would affect an Award; provided that no such amendment or action may adversely affect the terms of any outstanding Award without the consent of the Participant.

(b)    The Plan may be amended from time to time by the Board or any duly authorized Compensation Committee thereof; provided, however, that, shareholder approval shall be required for any amendment that would (i) increase the number of Ordinary Shares available for issuance under the Plan or the individual limits, (ii) lower the minimum Option Price at which a Stock Option may be granted, (iii) extend the maximum term for Stock Options granted under the Plan, (iv) reprice any outstanding Stock Option (or cancel and regrant a new option with a lower Option Price); or (v) require stockholder approval under any law, or any rule or regulation issued or promulgated by the Internal Revenue Service, the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any stock exchange upon which the Ordinary Shares are listed for trading, or any other governmental or quasi-governmental agency having jurisdiction over the Company, the Common Shares or the Plan. In the event any such laws, rules or regulations are amended or supplemented to permit the Company to remove or lessen any restrictions on or with respect to Awards, the Board reserves the right to amend the Plan to the extent of any such amendment or supplement, and all Awards then outstanding shall be subject to such amendment.

(c)    The Plan may be terminated at any time by action of the Board; provided, that the termination of the Plan may not adversely affect a Participant's Award without the consent of such Participant.

(d)    The Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate a Participant's employment or other service at any time. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to Eligible Persons, in cash or property, in a manner which is not expressly authorized under the Plan.

(e)    This Plan shall be effective as of May 5, 2004, subject to approval of the Plan by the Company's shareholders.

(f)    No Award shall be granted pursuant to this Plan on or after the tenth anniversary of the date of effectiveness of this Plan, but Awards granted prior to such tenth anniversary may extend beyond that date.

(g)    All obligations of the Company under the Plan and any outstanding Award shall be binding on any successor of the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or other event, or a sale of all or substantially all of the business and/or assets of the Company.

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Annex C

Scottish Re Group Limited

Audit Committee Charter

AUDIT COMMITTEE CHARTER
INDEX

Mission Statement

The Audit Committee ("Committee") is established to assist the Board of Directors ("Board") of Scottish Re Group Limited (the "Company") in fulfilling its oversight responsibilities relating to (a) the integrity of the accounting for the Company's financial position and results of operations, (b) compliance with legal and regulatory requirements, (c) the external auditor's qualifications and independence, (d) performance of the Company's internal audit function and external auditors, and (e) preparation of all necessary reports the Securities and Exchange Commission (the "SEC") may require to be included in the Company's annual proxy statement as well as such other matters as may from time to time be specifically delegated to the Committee by the Board.

While the Committee has the powers and responsibilities set forth in this Charter and the Company's Memorandum and Articles of Association, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate or are in compliance with generally accepted accounting principles, which is the responsibility of management and the external auditor. Likewise, it is not the responsibility of the Committee to conduct investigations or to resolve disputes, if any, between management and the external auditor. Management has the responsibility for preparing financial statements and internal controls and the external auditor has the responsibility for auditing the financial statements.

In performing its duties, the Committee will maintain effective working relationships with the Board, management, and the internal and external auditors. In carrying out its responsibilities, the Committee will maintain flexible policies and procedures in order to best react to a changing environment. To effectively perform his or her role, each Committee member will obtain an understanding of the responsibilities of Committee membership as well as the Company's business operations and risks.

Organization

Size of Committee

The Committee will initially be comprised of at least three directors, but this number will be subject to future review. The Committee will elect one of its members to serve as Chairman of the Committee (the "Chairman") on an annual basis. The retiring Chairman may, however, be re-elected.

Membership Qualifications

The Committee Members shall meet the following requirements:

(i)	Shall be independent of management and free from any relationship with the Company that would interfere with the exercise of independent judgment as a Committee member. In determining independence, the Board will observe the requirements of Sections 303.01 and 303.02 of the NYSE Listed Company Manual.

(ii)	Shall be financially literate or must become financially literate within a reasonable period of time after appointment to the Committee. The Board will determine, in its business judgment, whether a director meets the financial literacy requirement. (See Section 303.01 (B)(2)(b)).

(iii)	At least one member of the Committee must have accounting or related financial management expertise, as determined by the Board in its business judgment (See Section 303.01(B)(2)(c)).

(iv)	A director who meets the definition of independence mandated for a Committee member but who also holds 20% or more of the Company's stock (or who is a general partner, controlling shareholder or officer of any such holder) shall not chair, or be a voting member of, the Committee.

(v)	Committee Members are prohibited from receiving any consulting, advisory or compensation fees from the Company.

In addition, one member of the Committee shall qualify as a "financial expert," subject to the SEC's definition of "financial expert" when those regulations are published.

Frequency of Meetings

The Committee shall meet at least four times a year or more frequently as it may determine necessary, to comply with its responsibilities as set forth herein. The Committee may request any officer or employee of the Company or the Company's outside legal counsel or external auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee may meet with management, the external auditors and others in separate private sessions to discuss any matter that the Committee, management, the external auditor or such other persons believe should be discussed privately.

Appointment of Committee

The Board will appoint the members of the Committee. The Board will, or will delegate to the members of the Committee the responsibility to, appoint a Chairman. The Chairman will, in consultation with the other members of the Committee, the Company's external auditor and the appropriate officers of the Company, be responsible for calling the meetings of the Committee, establishing agenda therefore and supervising the conduct thereof.

External Auditor

The external auditor for the Company is ultimately accountable to the Board and the Committee. The Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the external auditor. Alternatively, the Committee and the Board may nominate the external auditor to be proposed for shareholder approval in any proxy statement.

Internal Auditor

The internal auditor for the Company is ultimately accountable to the Board and the Committee. The Committee has the ultimate authority and responsibility to direct, select, evaluate, and where appropriate, replace the internal auditor.

Members of the Audit Committee

The Committee members appointed by the Board are as follows:

Michael Austin(1)

Bill Caulfeild-Browne

Robert M. Chmely

Hazel R. O'Leary

Khanh T. Tran

Audit Committee Roles and Responsibilities

•	Review and confirm the independence of the external auditor by reviewing, among other things, information related to the non-audit services provided and expected to be provided as well as the external auditor's assertion of independence in accordance with professional standards. The Committee is responsible for (1) ensuring the external auditor submits on a periodic basis to the Committee a formal written statement affirming its independence and delineating all relationships between the external auditor and the Company, (2) actively engaging in dialogue with the external auditor with respect to any disclosed relationship or services that may impact the objectivity and independence of the external auditor, and (3) taking, or recommending that the Board take, appropriate action to oversee the independence of the external auditor.

•	Review the audit fee, the external auditor's non-audit services and facts related to the independence of the external auditor such as the extent to which non-audit services have been performed.

•	Select, evaluate and where appropriate, replace the external auditor. The Committee shall have sole authority to approve the audit engagement fees and terms as well as all significant non-audit related engagements of the external auditor.

•	Nominate the external auditor for shareholder approval in any Company proxy statement.

•	Gain an understanding of whether internal control recommendations made by the external auditor has been implemented by management.

•	Review with management, the external auditor, the senior internal auditing executive (if any), the General Counsel and, if to the extent deemed appropriate by the Chairman, members of their respective staffs, the adequacy and effectiveness of the Company's internal accounting controls, the Company's financial, auditing and accounting organizations and personnel and the Company's policies and compliance procedures with respect to business practices.

•	Elicit recommendations, if any, from the external auditor for improvements or additions to the Company's internal control procedures.

•	Ensure that the external auditor keeps the Committee informed about the results of their procedures relating to fraud, illegal acts, and deficiencies in internal control.

•	Review, after consultation with the external auditor and management, the audit plan, scope and procedures.

•	Review the financial statements contained in the annual report with management and the external auditor to determine if the external auditor is satisfied with the disclosures and content to be presented to shareholders.

•	Meet with the external auditor, internal auditor (if any) or management privately to discuss any matters that the Committee, the external auditor, internal auditor or management believe should be discussed privately.

•	Review and reassess the Committee's Charter on an annual basis.

(1)	Michael Austin was elected Chairman of the Audit Committee on 28th April 1999.

•	Set clear hiring policies for employees or former employees of the external auditors.

•	Be satisfied that all regulatory compliance matters have been considered in the preparation of the financial statements.

•	Require the Company to set up and maintain an internal audit function.

•	Conduct an annual performance evaluation of the Committee. The Committee shall review: (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements of the Company; and (d) earnings press releases (paying particular attention to any use of "pro forma," or "adjusted" non-GAAP, information).

•	Review such other matters in relation to the accounting, auditing and financial reporting practices and procedures of the Company as the Committee may, in its own discretion, deem desirable.

•	Obtain advice and assistance, as appropriate, from outside legal, accounting and other advisors without seeking Board approval.

•	Make recommendations to the Board on any such matters within the scope of its function, as the Committee believes warrant consideration by the Board.

•	Establish procedures for handling complaints regarding the Company's accounting practices and for confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Reporting Responsibilities

Regularly update the Board about Committee activities and make appropriate recommendations.

The Committee will prepare, with the assistance of management, the external auditor and legal counsel, a report for inclusion in the Company's proxy or information statement relating to the annual meeting of security holders at which directors are to be elected that complies with the requirements of the federal securities laws.

Procedural Matters

One-third of the members, but not less than two, will constitute a quorum. A majority of the members present at any meeting at which a quorum is present may act on behalf of the Committee. The Committee will meet as such times as shall be determined by its Chairperson, or upon the request of any two of its members. The Chairperson will preside, when present, at all meetings of the Committee. The Committee will keep a record of its meetings and report on them to the Board. The Committee may meet by telephone or videoconference and may take action by written consent.

Scottish Re Group Limited

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Annual Meeting Proxy Card

A ELECTION OF TWO CLASS III DIRECTORS

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 - Michael C. French	☐	☐
02 - Hazel R. O'Leary	☐	☐

B ISSUES

The Board of Directors recommends a vote FOR the following proposals.

	For	Against	Abstain
2. Approval of 2004 Equity Incentive Compensation Plan	☐	☐	☐
3. Ratification of Ernst & Young LLP as independent auditors	☐	☐	☐

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

IMPORTANT: Whether or not you expect to attend the meeting in person, please date, sign and return this proxy. Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

This Proxy when executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted "FOR" the election of the Director nominees in Proposal 1, "FOR" the Approval of 2004 Equity Incentive Compensation Plan in Proposal 2 and "FOR" the Ratification of Ernst & Young LLP as independent auditors in Proposal 3.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
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1 U P X HHH P P P P 003161

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Proxy - Scottish Re Group Limited

The undersigned acknowledge(s) receipt of the Proxy Statement of Scottish Re Group Limited (the "Company") relating to the 2004 Annual General Meeting of Shareholders (the "Annual General Meeting") and hereby constitute(s) and appoint(s) Michael C. French and Scott E. Willkomm, attorneys and proxies of the undersigned, with full power of substitution and resubstitution to each and with all the powers the undersigned would possess if personally present, to vote for and in the name and place of the undersigned all ordinary shares of the Company held or owned by the undersigned, or standing in the name of the undersigned, at the Annual General Meeting to be held on Wednesday, May 5, 2004, commencing at 11:00 a.m. Bermuda time, at the Fairmont Hamilton Princess, 76 Pittsbay Road, Hamilton Bermuda, or any adjournment or postponement thereof, upon the matters referred to in the Proxy Statement for the Annual General Meeting as stated below and on the reverse side. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the Annual General Meeting or any adjournment or postponement thereof. A majority of said attorneys and proxies present and acting at the Annual General Meeting (or if only one shall be present and act, then that one) shall have, and may exercise, all the powers of all said attorneys and proxies hereunder.

This proxy is being solicited on behalf of the Board of Directors of Scottish Re Group Limited. Unless otherwise specified below or on the reverse side, this proxy will be voted "FOR" the nominees of the Board of Directors listed below, "FOR" the approval of the 2004 Equity Incentive Compensation Plan and "FOR" the ratification of Ernst & Young LLP as Scottish Re Group Limited's independent auditors. Discretionary authority is hereby conferred as to all other matters that may come before the Annual General Meeting.

Regardless of whether you plan to attend the Annual General Meeting, you can be sure your shares are represented at the Annual General Meeting by promptly returning your proxy in the enclosed envelope.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 THROUGH 3.

Please date and sign on reverse side and return in the enclosed postage-paid envelope.

1. ELECTION OF TWO CLASS III DIRECTORS to serve until Scottish Re Group Limited's 2007 Annual General Meeting of Shareholders. The nominees are Michael C. French and Hazel R. O'Leary.

2. APPROVAL of the 2004 Equity Incentive Compensation Plan.

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